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As filed with the Securities and Exchange Commission on May 8, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SCIELE PHARMA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	582004779
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5 Concourse Parkway, Suite 1800 Atlanta, Georgia 30328 (770) 442 9707 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Patrick P. Fourteau
Chief Executive Officer
Sciele Pharma, Inc.
5 Concourse Parkway, Suite 1800
Atlanta, Georgia 30328
(Name, address, including zip code, and telephone number, including area code, of agent for service)
The Commission is requested to send copies of all communications to:
W. Tinley Anderson, III, Esq. Paul, Hastings, Janofsky & Walker LLP 600 Peachtree St., N. E., Suite 2400 Atlanta, GA 30308 (404) 815-2400	David K. Boston, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

% Contingent Convertible Senior Notes due 2027	$287,500,000(1)(2)	100%	$287,500,000(1)(2)	$8,827(3)

Common Stock, par value $.001 per share	—(4)	—(4)	—(4)	—(5)
Preferred Stock Purchase Rights(6)	—	—	—	—(6)

(1)
Equals the aggregate principal amount of    % Contingent Convertible Senior Notes due 2027 to be registered hereunder. These amounts are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the "Securities Act").
(2)
Includes $37,500,000 in aggregate principal amount of Convertible Senior Notes that may be offered and sold by the underwriters pursuant to the exercise in full of the underwriters' option to cover over-allotments.
(3)
Calculated pursuant to Rule 457(o) under the Securities Act.
(4)
The settlement feature of the Convertible Senior Notes allows, upon conversion, that cash be paid or cash and shares of common stock of the Registrant be paid under certain circumstances. As a result, the Registrant is unable to presently calculate or give a reasonable good faith estimate of the number of shares of common stock, if any, that may be issuable upon conversion of the Convertible Senior Subordinated Notes. Pursuant to Rule 416 of the Securities Act, the registration statement shall include an indeterminate number of shares of common stock that may be issued or become issuable in connection with stock splits, stock dividends, recapitalizations or similar events.
(5)
Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of common stock underlying the Convertible Senior Notes because no additional consideration is to be received in connection with the exercise of the conversion privilege.
(6)
Rights are attached to and trade with the common stock of the Registrant. Value attributable to such Rights, if any, is reflected in the market price of the common stock; therefore, no additional registration fee is required.

The information in this preliminary prospectus is not complete and may be changed. A registration statement relating to these securities is effective. This preliminary prospectus is not an offer to sell these securities and we are not not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS Subject to completion. Dated MAY 8, 2007

$250,000,000

       % Contingent Convertible Senior Notes due 2027

NOTES

–>
We are offering $250,000,000 aggregate principal amount of our    % contingent convertible senior notes due 2027.

–>
We will pay    % interest per annum on the principal amount, payable semi-annually on each May 15 and November 15 beginning on November 15, 2007. Interest will accrue on the Notes from and including May    , 2007 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

–>
The Notes will mature on May 15, 2027, unless earlier redeemed, repurchased or purchased by us or converted.

CONVERSION

–>
The Notes will be convertible into cash and, if applicable, shares of our common stock prior to stated maturity only under the following circumstances: (1) the Notes will be convertible during any quarter, if the closing sale price per share of our common stock for each of at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding quarter exceeds 120% of the base conversion price per share on that 30th trading day of the preceding quarter; (2) the Notes will be convertible during the nine trading day period immediately following any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of such period was less than 95% of the product of the then applicable conversion rate per $1,000 principal amount of the Notes multiplied by the volume-weighted average price per share of our common stock on that day; (3) the Notes will be convertible upon the occurrence of specified corporate transactions; (4) the Notes will be convertible if we have called the Notes for redemption; and (5) the Notes will be convertible at any time from, and including March 15, 2012 to, and including, May 20, 2012, and any time on or after March 15, 2027.

–>
Upon conversion, holders of Notes will receive cash and, if applicable, shares of our common stock, based on the sum of the "daily settlement amounts" described in this prospectus for the 30 consecutive trading day period that begins on, and includes, the third trading day after the day the Notes are surrendered for conversion (or, if the Notes are surrendered for conversion during the period beginning on the 33rd scheduled trading day prior to the maturity date, the 30 consecutive trading days beginning on, and including, the 30th scheduled trading day prior to the maturity date).

–>
A holder that surrenders Notes for conversion in connection with a "make-whole fundamental change" that occurs before May 20, 2012 may in certain circumstances be entitled to an increased conversion rate.

REDEMPTION AND REPURCHASE

–>
On or after May 20, 2012, we may redeem the Notes at any time, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest (including contingent interest, if any) to, but not including, the redemption date.

–>
On May 15 of 2012, 2017 and 2022, you may require us to repurchase all or a portion of your Notes at a purchase price in cash equal to 100% of the principal amount of those Notes plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the repurchase date.

–>
You can require us to purchase all or a portion of your Notes for cash upon the occurrence of a fundamental change, as defined in the indenture, at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest (including contingent interest, if any) to, but not including, the fundamental change purchase date.

RANKING

–>
The Notes will be our senior unsecured obligations, and will be subordinated to our secured indebtedness to the extent of the value of the collateral securing the same, and equally in right of payment with all of our other senior indebtedness.

LISTING

–>
There is currently no public market for the Notes. We have not applied, and do not intend to apply, for the listing of the Notes on any securities exchange.

–>
Our common stock is listed on the NASDAQ Global Select Market under the symbol "SCRX." The last reported sale price of our common stock on May 7, 2007 was $25.69 per share.

Investing in the Notes involves risks. See "Risk Factors" beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total(1)

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$
(1)
We have granted the underwriters an option, exercisable within 13 days of the date hereof, to purchase up to $37,500,000 additional principal amount of Notes at the Public Offering Price less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Public Offering Price and Underwriting Discounts and Commissions will be $             and $             , respectively, and the proceeds to Sciele Pharma,  Inc. will be $             (before deducting expenses estimated at $             which will be paid by Sciele Pharma, Inc.). See "Underwriting."

We expect that the Notes will be ready for delivery in book-entry only form through The Depository Trust Company on or about May    , 2007.

Joint Book-Running Managers

UBS Investment Bank	Thomas Weisel Partners LLC

The date of this prospectus is May    , 2007

You should rely only on the information contained or incorporated by reference in this prospectus or in any related free writing prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer or sale of securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

Prospectus summary	1
Risk factors	10
Forward-looking statements	27
Use of proceeds	30
Capitalization	31
Market for our common stock and dividends	32
Dividend policy	33
Description of other indebtedness	34
Description of the notes	37
Description of capital stock	59
Material U.S. federal income tax consequences	62
Underwriting	69
Legal matters	73
Experts	73
Where you can find more information	73
Information incorporated by reference	73

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge to prospective investors upon written request to us at 5 Concourse Parkway, Suite 1800, Atlanta, Georgia 30328, Attention: Investor Relations, or by telephone at (770) 442 9707.

Unless expressly stated or the context requires otherwise, when we use the words "we," "our," "us," "Sciele" or "our company" we are referring to Sciele Pharma, Inc. and its wholly-owned subsidiaries, including Sciele Pharma Sales, Inc., Sciele Pharma Cayman Limited, Sciele Pharma Ireland Limited, Sciele Pharma (Cyprus) Limited, Sciele Pharma Netherlands, B.V. and SP Acquisition Corp. (which was created to facilitate the Alliant acquisition).

i

Prospectus summary

This summary highlights the information contained or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of our business and financial affairs, we encourage you to read this entire prospectus, including "Risk Factors," together with the documents incorporated by reference into this prospectus which include our financial statements and the notes to those financial statements, before making a decision whether to invest in the Notes.

Unless expressly provided otherwise, the information contained in this prospectus assumes that the underwriters' over-allotment option is not exercised.

BUSINESS OVERVIEW

We are a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular/Diabetes and Women's Health. Our Cardiovascular/Diabetes products treat patients with high cholesterol, hypertension, high tryglycerides, angina, and type 2 diabetes. Our Women's Health products are designed to improve the health and well-being of women of all ages, including expectant and nursing mothers and their babies. Our promoted products include:

Cardiology/diabetes	Women's health

Altoprev	OptiNate
Fortamet	Ostiva
Nitrolingual	Ponstel
Triglide	Prenate Elite
Sular	Zovirax

Our current operating plan focuses on maximizing the sales of our existing product portfolio. We also plan to accelerate growth by launching line extensions to our current products and by acquiring or licensing approved products or late stage development products and other businesses. We plan to focus on products that complement our Cardiovascular/Diabetes and Women's Health categories that will allow us to leverage our existing sales force infrastructure as well as additional therapeutic areas which complement our existing sales structure. We currently market and sell 16 products, 10 of which are actively promoted and accounted for approximately 95% of our total sales for the year ended December 31, 2006. We promote our products through our nationwide sales and marketing force of approximately 600 sales representatives, targeting high-prescribing primary care physicians, endocrinologists, cardiologists, obstetricians and gynecologists. We were incorporated in Delaware in July 1992 as the surviving corporation of a merger between Century Pharmaceutical Corporation and Horizon Pharmaceutical Corporation. In June of 2006, our stockholders approved changing our name from First Horizon Pharmaceutical Corporation to Sciele Pharma, Inc. The name change became effective on June 15, 2006.

STRATEGY

Our success is based on placing the needs of patients first, improving health and quality of life, and implementing our business platform—an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity and Teamwork. Our current operating plan focuses on maximizing the sales of our existing product portfolio. We also plan to accelerate growth by launching line extensions to our current products and by acquiring or licensing approved products or late stage development products and other businesses. We plan to focus on products that complement our Cardiovascular/Diabetes and Women's Health categories that will allow us to leverage our existing sales force infrastructure as well as additional therapeutic areas which compliment our existing sales structure.

OUR PRODUCTS

Most of our products treat recurring or chronic conditions or disorders which involve repeated use over an extended period of time. Our current key products include:

Product	Year of our introduction	Product use

Nitrolingual Pumpspray (nitroglycerin sublingual spray)	2000	Acute relief of an attack or prophylaxis of angina pectoris due to coronary artery disease
Ponstel Capsules (mefenamic acid)	2000	Primary dysmenorrhea in patients ≥ 14 years of age
Sular (nisoldipine) Tablets	2002	Hypertension
Prenate Elite	2004	Prenatal vitamin
Fortamet (metformin HCl) Tablets	2005	Adjunct to diet and exercise in lowering blood glucose in Type 2 Diabetes patients
Altoprev (lovastatin extended release) Tablets	2005	Cholesterol reduction and coronary heart disease
Triglide (fenofibrate) Tablets	2005	Primary hypercholesterolemia and mixed dyslipidemia
OptiNate	2005	Prenatal vitamin with omega 3
Ostiva	2006	Nutritional support for healthy bones
Zovirax	2006	Topical herpes medication

RECENT DEVELOPMENTS

On April 24, 2007, we entered into an agreement to acquire Alliant Pharmaceuticals, Inc., or Alliant, a privately held pediatric specialty pharmaceutical company headquartered in Alpharetta, Georgia, for an aggregate cash purchase price of $122 million, which includes approximately $12 million in indebtedness to be paid at closing. The agreement also contains purchase price adjustment provisions requiring us to pay Alliant up to $55 million in additional payments following closing in the event Alliant meets certain profit targets and product development targets. This transaction is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act as well as other customary closing conditions, which is expected to be completed during the second quarter of 2007.

Alliant generated over $40.0 million in revenues in 2006 based on the most current unaudited financial statements provided to us to date. Alliant has a field force of approximately 85 people, who will be retained by us following the closing and will form our new pediatric sales division. Alliant's pediatric product portfolio under promotion includes: Orapred and Orapred ODT for asthma; Allegra Oral Suspension for allergies; Methylin Oral Solution and Methylin Chewable Tablets for attention deficit hyperactivity disorder (ADHD); Lindane for head lice and scabies; and Rondec Syrup and Rondec DM Oral Drops for allergies, coughs and colds.

We expect that our acquisition of Alliant will provide:

–>
Diversification and strategic expansion into pediatrics;

–>
Well-recognized branded pediatric prescription products with growth potential;

–>
A solid base of unique or patent-protected products;

–>
Product pipeline opportunities through life-cycle management, particularly with Rondec; and

–>
A similar pay-for-performance business model to our own with a platform for potential acquisitions.

John N. Kapoor, our former Chairman of the Board, is the controlling shareholder of Alliant.

COMPANY INFORMATION

Our principal executive offices are located at 5 Concourse Parkway, Suite 1800, Atlanta, Georgia 30328 and our telephone number is (770) 442-9707. Our website is located at www.sciele.com. Information contained on or accessible through our website is not part of this prospectus.

The offering

Issuer	Sciele Pharma, Inc.
Notes Offered
$250,000,000 aggregate principal amount of % Contingent Convertible Senior Notes Due 2027. We have also granted the underwriters an option to purchase up to $37,500,000 aggregate principal amount of additional Notes to cover over-allotments.
Maturity	May 15, 2027.
Ranking
The Notes will be our senior unsecured obligations and will be subordinated to our secured indebtedness (to the extent of the value of the collateral securing the same), if any, and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The Notes will rank pari passu with each other and with all of our other senior unsecured indebtedness. As of March 31, 2007, we had no secured indebtedness outstanding and our subsidiaries had approximately $8 million of indebtedness and other liabilities, including trade payables but excluding intercompany liabilities. Neither we nor our subsidiaries will be restricted under the indenture governing the Notes from incurring additional senior indebtedness or other indebtedness. See "Description of the Notes—Ranking of the Notes."
Interest Payment Dates
May 15 and November 15, beginning November 15, 2007. Interest will accrue on the Notes from and including May , 2007 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.
Contingent Interest
We will pay contingent interest during any six-month period, from, and including, May 15 to, but excluding, November 15 and from, and including, November 15 to, but excluding, May 15, with the initial six-month period commencing May 15, 2012, if the average trading price of the Notes per $1,000 principal amount for the five trading day period ending on the third trading day immediately preceding the first day of the applicable six-month period equals 120% of the principal amount of the Notes or more. During any period when contingent interest is payable, it will be payable at a rate equal to % per annum. See "Description of the Notes—Contingent Interest."

Conversion Rights	Holders may surrender Notes for conversion into cash or cash and shares of our common stock prior to the maturity date in the following circumstances:
–>
during any quarter if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter preceding the quarter in which the conversion occurs exceeds 120% of the conversion price per share of our common stock on that 30th trading day;
	–>	if we have called the Notes for redemption;
–>
during the nine trading day period immediately following any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of such period was less than 95% of the product of the closing sale price of our common stock on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the Notes;
	–>	upon the occurrence of specified corporate transactions described under "Description of the Notes—Conversion Rights;" or
	–>	within the approximately two months prior to the optional redemption date and the two months prior to the maturity date of the Notes.
Conversion Rate	If the applicable stock price is less than or equal to the base conversion price, the conversion rate will be the base conversion rate.
If the applicable stock price is greater than the base conversion price, the conversion rate will be determined in accordance with the following formula:
adjusted conversion rate = the base conversion rate + [((the applicable stock price - the base conversion price)/the adjusted stock price) × the incremental share factor]

The conversion rate, including any additional shares added to the conversion rate in connection with a make-whole fundamental change, will not exceed (which is equal to a conversion price of $ per share); however, such maximum conversion rate will be appropriately adjusted for conversion rate adjustments described in "Description of the Notes—Conversion Rights—Conversion Rate Adjustments."

The "base conversion rate" is , subject to adjustment as described under "Description of the Notes—Conversion Rights—Conversion Rate Adjustments." The "base conversion price" is a dollar amount (initially $ ) derived by dividing $1,000 by the base conversion rate. The "incremental share factor" is , subject to the same proportional adjustments as the base conversion rate. The "applicable stock price" is equal to the volume-weighted average price per share of our common stock during the "cash settlement averaging period," as defined in "Description of the Notes—Conversion Rights."
In addition, if a fundamental change occurs, we may be required in certain circumstances to increase the conversion rate.
Optional Redemption
Prior to May 20, 2012 we may not redeem the Notes at our option. At any time on or after May 20, 2012, we may redeem the Notes, in whole or in part, at a redemption price, payable in cash, equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including contingent interest and special interest, if any) to, but excluding, the redemption date. See "Description of the Notes—Optional Redemption of the Notes."
Repurchase of Notes at the Option of the Holder
You may require us to repurchase your Notes on May 15 of 2012, 2017 and 2022 for a purchase price, payable in cash, equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest and special interest, if any, up to, but not including, the date of repurchase. See "Description of the Notes—Repurchase of Notes at the Option of the Holder."
Purchase of Notes at the Option of the Holder upon a Fundamental Change
When a fundamental change, as that term is defined in "Description of the Notes—Right to Require Purchase of the Notes upon a Fundamental Change" occurs, you will have the right to require us to repurchase your Notes at a purchase price, payable in cash, equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest and special interest, if any, up to, but not including, the date of repurchase.

Conversion Rate Adjustment upon a Fundamental Change
If a fundamental change occurs, we may be required in certain circumstances to increase the conversion rate for any Notes converted in connection with such fundamental change by a specified number of shares of our common stock. A description of how the conversion rate will be increased and a table showing the conversion rate that would apply at various stock prices and fundamental change effective dates are set forth under "Description of the Notes—Adjustment to the Conversion Rate upon the Occurrence of Certain Fundamental Changes."
Form of the Notes
The Notes will be represented by one or more global Notes in fully registered form, without coupons, deposited with a custodian for, and registered in the name of a nominee of DTC. Beneficial interests in the global Notes will be shown on, and transfers of the global Notes will be effected only through, records maintained by DTC and its participants. See "Description of the Notes—Book-Entry System."
Use of Proceeds
We estimate that the net proceeds from the offering will be approximately $242 million ($278 million if the underwriters exercise their option to purchase additional Notes in full). We intend to use approximately $150 million of the net proceeds to redeem our 2006 Notes (as defined herein) and the remainder for future acquisitions or licenses of products and technologies and for capital expenditures and general corporate purposes.
Certain U.S. federal tax consequences
For a discussion of certain U.S. federal tax considerations relating to the purchase, ownership and disposition of the Notes and shares of comon stock into which the Notes are convertible, see "—Certain U.S. federal income tax consequences."
Absence of a Public Market for the Notes
The Notes are new issues of securities for which there is currently no established trading market. There can be no assurance as to the development or liquidity of any market for any of the Notes. We do not intend to apply for listing of any of the Notes on any securities exchange or for quotation through any automated quotation system. See "Risk Factors—Risks Related to the Notes and the Offering—An active trading market for the Notes may not develop."
Risk Factors	See "Risk Factors" and the other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Notes.

Summary consolidated financial data

The following selected financial data is qualified by reference to and should be read in conjunction with our financial statements, including the related notes, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 2006 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. The annual summary financial data has been derived from our financial statements which have been audited by BDO Seidman, LLP, independent registered public accounting firm, as of and for the years ended December 31, 2006 and 2005, and Deloitte & Touche LLP, independent registered public accounting firm, as of and for the years ended December 31, 2004, 2003 and 2002. The quarterly summary financial data has been derived from our unaudited financial statements. These results may not be indicative of future results. Our results of operations include contributions from products we acquired only from their respective acquisition date.

	Year ended December 31,					Quarter ended March 31,
	2002	2003	2004	2005	2006	2006	2007

						(Unaudited)
	(In thousands, except per share data)
Statement of Operations Data:
Net revenues	$115,178	$95,305	$151,967	$216,358	$293,181	$66,453	$82,257
Cost of revenues	23,967	17,734	29,082	33,331	40,687	9,352	11,053
Total operating costs and expenses	101,377	98,282	114,308	157,458	228,470	53,242	63,400
Net income (loss)	$6,166	$(1,738)	$26,554	$39,209	$45,244	$9,126	$12,998

Net income (loss) per share:
Basic	$0.19	$(0.05)	$0.74	$1.12	$1.29	$0.26	$0.37

Diluted	$0.18	$(0.05)	$0.66	$0.97	$1.20	$0.23	$0.36

	Year ended December 31,					Quarter ended March 31,
	2002	2003	2004	2005	2006	2006	2007

						(Unaudited)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$47,409	$33,722	$36,586	$17,043	$45,261	$27,794	$48,192
Marketable securities	—	9,996	160,636	82,757	121,190	107,168	127,107
Total current assets	90,817	80,901	253,317	204,388	269,067	219,213	287,448
Total other assets	260,508	241,422	240,057	320,169	311,796	319,217	307,832
Total assets	352,932	325,153	498,484	529,705	590,005	543,561	604,530
Total current liabilities	45,863	18,871	35,077	30,575	37,839	28,249	34,121
Convertible debt	—	—	150,000	150,000	150,000	150,000	150,000
Total liabilities	47,249	19,376	190,075	189,569	202,182	188,376	200,176
Total stockholders' equity	305,683	305,777	308,409	340,136	387,823	355,185	404,354

Ratio of Earnings to Fixed Charges

	Year ended December 31,										Quarter ended March 31,
	2002		2003		2004		2005		2006		2006		2007

											(Unaudited)
Ratio of earnings to fixed charges	3.3	x	n/a	(1)	15.8	x	18.9	x	18.9	x	16.6	x	20.1	x

(1)
Fixed charges exceeded earnings by $2,458,000

For purposes of computing the ratios of earnings to fixed charges, earnings represent pretax income from continuing operations plus fixed charges. Fixed charges represent interest expense, including an estimate of interest within rental expense.

Risk factors

Investing in our Notes involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before deciding to invest in our Notes. If any of the following risks actually occur, they may materially harm our business and our financial condition and results of operations.

RISKS RELATED TO OUR BUSINESS

Our operating results are substantially dependent upon the contribution of Sular, which has been below our acquisition expectations since we acquired the product and which has adversely affected our operating results.

We acquired Sular in March 2002 and have not realized the sales growth for Sular that we anticipated when we acquired it. As a result, our growth has suffered. According to IMS's Next Generation Prescription Services data, total Sular prescriptions increased 14.8% for the year ended December 31, 2006 compared to the year ended December 31, 2005. Although we have revised our operational plan to focus on maximizing sales of our existing products, particularly Sular, we may not be able to increase Sular prescriptions.

The potential growth rate for Sular may be limited by the contraction of the market for the class of drugs to which Sular belongs.

The calcium channel blocker products market is contracting. This contraction may be due to the following, all or any of which may have an adverse effect on the sales of Sular:

–>
published studies showing that other classes of drugs treating hypertension have health benefits in addition to controlling blood pressure;

–>
generic competition;

–>
the introduction of new classes of drugs treating hypertension; and

–>
a reduction in the number of companies actively promoting calcium channel blockers, which, in turn, has led to there being less available information regarding calcium channel blockers.

Competitors could offer a product competitive with Sular and our other products.

A patent addressing the composition of the active ingredient in Sular expired in 1998 and a patent covering the manufacturing process expired in 2004. Therefore, a competitor could introduce a product competitive with Sular containing its same active ingredient, although Sular remains protected under a patent addressing its coat core tablet until June 2008. Any such competing product may reduce our potential sales of Sular. Further, as the patent protection for our other products expires, competitors could introduce competitive products which may reduce our sales of such products, adversely impacting our financial performance.

Pohl-Boskamp can terminate our rights to Nitrolingual Pumpspray.

Nitrolingual Pumpspray is one of our key products. Pohl-Boskamp can terminate our distribution agreement for Nitrolingual Pumpspray if a company with a product competitive with Nitrolingual Pumpspray acquires direct or indirect influence or control over us. Pohl-Boskamp's termination of our distribution agreement could have a material adverse impact on our financial results.

In the future, we may not be able to increase our sales of promoted products sufficiently to compensate for the decrease in sales of our non-promoted products.

We suffered declining sales of our non-promoted products for the year ended December 31, 2006. We plan to compensate for this decline in revenues by increasing sales of our existing actively promoted products and acquiring new products. However, we may not be able to increase sales of actively promoted products or locate attractive acquisition candidates and successfully complete an acquisition to offset the declining sales of non-promoted products.

If we are unable to introduce line extensions of our existing products, we may not achieve our sales plan.

Part of our operating plan includes the introduction of line extensions of our existing products to create marketing advantages and extend the life cycles of our products. If we are unable to introduce line extensions for any reason, including our, or our third party developers', inability to obtain necessary FDA approval, we may not achieve our sales plan and/or revenue growth.

Introductions of line extensions of our existing products may require us to make unexpected changes in our estimates for future product returns and reserves for obsolete inventory which would adversely affect our operating results.

From time to time we may seek to introduce line extensions on an unexpected and expedited basis before we are able to reduce the levels of inventories of product which may be rendered obsolete or otherwise adversely affected by the line extension. This may require us to increase our estimate for returns of product on hand at wholesalers, which is recorded as a reduction of our net revenues, and increase our reserve for obsolete inventory in our warehouse which is recorded as a cost of revenues. Accordingly, the introduction of line extensions may adversely affect our operating results.

Our ability to grow will suffer if we do not acquire or license rights to new products and integrate them successfully.

We depend on acquisitions of rights to products from others as our primary source for new products. Risks in acquiring and integrating new products include the following:

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we may not be able to locate new products that we find attractive and complementary to our business;

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the price to acquire or obtain a license for these products may be too costly to justify the acquisition;

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we may not be able to successfully integrate newly acquired products into our existing operations or the cost of integration may exceed our expectations; and

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we may not realize our anticipated return on investment from our sales of any newly acquired products.

We often face significant competition from other pharmaceutical companies in acquiring rights to products, which makes it more difficult to find attractive products on acceptable terms. In addition, integration of new products into our existing structure may require unanticipated investments of time and resources or an expansion of our sales force. If we are unable to acquire or license rights to new products or are unsuccessful in integrating such products, our ability to grow will suffer and our operating results may be adversely affected.

As part of our growth strategy, we may acquire businesses, which will subject us to additional risks.

As an element of our growth strategy, we may acquire businesses with products that complement our current products, and we have evaluated and discussed such opportunities with interested parties in the past. In addition to the risks that we face in locating and consummating new product acquisitions, we face the following risks, the occurrence of any or all of which may adversely affect our business:

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we may realize substantial acquisition-related expenses, including the amortization of long-lived assets, which would reduce our net income in future years;

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our investigation of potential acquisition candidates may not reveal problems and liabilities associated with the businesses, technologies or products that we acquire;

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we may assume liabilities that increase our risks;

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we may not be able to fully integrate the acquired business or products into our own; and

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we may underestimate the costs necessary to integrate and operate the acquired business or integrate newly acquired products into our business.

In addition, if we conduct acquisitions using convertible debt or equity securities, the increased number of shares may be dilutive to our shareholders, and may result in lower earnings per share.

There can be no assurance that the acquisition of Alliant will be consummated.

Closing of the Alliant acquisition is subject to the satisfaction of customary conditions, including the receipt of certain regulatory approvals and third party consents, as well as the truth and correctness of the representations of the parties, and the compliance of the parties with the covenants in the merger agreement. Closing is currently expected to occur in the second quarter of 2007, but there can be no assurance that the Alliant acquisition will be consummated or that the closing will not be delayed.

Our business prospects depend upon our successful integration of Alliant.

Our business and business prospects depend on our ability to integrate and grow Alliant in an efficient and effective manner. The integration and growth of Alliant involves a number of risks, including, but not limited to:

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failure to achieve expected synergies and costs savings;

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the diversion of management's attention from the management of daily operations to the integration of operations;

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higher integration costs than anticipated;

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demands on management related to the significant increase in size after the acquisition;

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difficulties in the assimilation and retention of employees;

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difficulties in the integration of departments, systems, including accounting systems, technologies, books and records and procedures;

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difficulties in the assimilation of different cultures and practices, as well as in the assimilation of broad and geographically dispersed personnel and operations;

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competition of Alliant's products with generics and failure to maintain patent protection with respect to its products; and

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failure to develop and obtain new drug approval for line extensions of Rondec DM.

If we cannot successfully integrate Alliant, we are likely to experience material negative consequences to our business, financial condition or results of operations. Successful integration will depend on our ability to manage Alliant, realize opportunities for revenue growth presented by strengthened service offerings and expanded geographic market coverage and, to some degree, to eliminate redundant and excess costs. Because of difficulties in combining geographically diverse sales forces, we may not be able to achieve the benefits that we hope to achieve as a result of the Alliant acquisition.

We may incur charges for intangible asset impairment.

When we acquire the rights to manufacture and sell a product, we record the aggregate purchase price, along with the value of the product-related liabilities we assume, as intangible assets. We also record intangible assets in connection with the acquisition of assets and businesses, and we expect to record goodwill and other intangible assets in connection with the Alliant acquisition. We typically use the assistance of valuation experts to help us allocate the purchase price to the fair value of the various intangible assets we have acquired. To value our product-related intangible assets, we must estimate the economic useful life of each of these assets in order to amortize their cost as an expense in our statement of operations over the estimated economic useful life of the related asset. The factors that drive the actual economic useful life of a pharmaceutical product are inherently uncertain, and include patent protection, physician loyalty and prescribing patterns, competition by products prescribed for similar indications, future introductions of competing products not yet FDA approved, the impact of promotional efforts and many other issues. We use all of these factors in initially estimating the economic useful lives of our products, and we also continuously monitor these factors for indications of appropriate revisions.

In assessing the recoverability of our intangible assets, we must make assumptions regarding estimated undiscounted future cash flows and other factors. If the estimated undiscounted future cash flows do not exceed the carrying value of the intangible assets, we must determine the fair value of the intangible assets. If the fair value of the intangible assets is less than its carrying value, an impairment loss will be recognized in an amount equal to the difference. If these estimates or their related assumptions change in the future, we may be required to record impairment changes for these assets. We review intangible assets for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If we determine that an intangible asset is impaired, a non-cash impairment charge would be recognized.

As circumstances after an acquisition can change, the value of intangible assets may not be realized by us. If we determine that an impairment has occurred, we would be required to write-off the impaired portion of the unamortized intangible assets, which could have a material adverse effect on our results of operations in the period in which the write-off occurs. In addition, in the event of a sale of any of our assets, we cannot be certain that our recorded value of such intangible assets would be recovered.

We may encounter problems in the manufacture or supply of our products that could limit our ability to sell our products.

We depend entirely on third parties to manufacture and supply our products. We do not currently have manufacturing facilities, personnel or access to raw materials to independently manufacture our products. Except for any contractual rights and remedies which we may have with our manufacturers and suppliers, we have no control over the availability of our products or their quality or cost to us. We do not maintain alternative manufacturing sources for any of our products, and we may not be able to locate alternative manufacturers on commercially acceptable terms in the event of a manufacturing interruption or termination of an existing manufacturing agreement.

In addition, third party intellectual property rights limit our ability to manufacture and supply our products. For example, due to the patent held on Nitrolingual by our supplier, Pohl-Boskamp, no alternative source for Nitrolingual exists. Similarly, third parties hold the patents for the composition of the coat core tablet for Sular, the patent rights for Fortamet and Altoprev, and the patent rights for the active ingredients, manufacturing processes and other aspects of our products. In the event that these suppliers ceased to supply product to us, we may not be able to locate another manufacturer or supplier who would be able to manufacture or supply the products without violating such patents.

Our third-party manufacturing agreements for the majority of our products require that we purchase our product requirements from the manufacturers that are a party to those agreements. This prevents our entering into more advantageous manufacturing agreements with other manufacturers for these products, except in very limited circumstances.

We face generic and other strong competition that could lower prices and unit sales, and competitors have recently introduced new products and therapies that could make some of our products obsolete.

Many of our products compete with generic products that could decrease our sales or force us to lower prices. In addition, some of our products are not protected by patents and face competition from less expensive products. Competitors could develop new products to compete with these products or could develop generic versions of products with which our products compete. Third-party payors can require substitution and pharmacists can substitute generic or other competitive products for our products even if physicians prescribe them. Government agencies, third-party payors and pharmacies often put pressure on patients to purchase generic or other products instead of brand-name products as a way to reduce healthcare costs. Any further increase in the amount of generic and other competition against any one or more of our products could further lower prices and unit sales which could adversely affect our results of operations.

In addition, our products compete against products sold over-the-counter or by prescription that in some cases are marketed by much larger pharmaceutical companies with greater financial resources for marketing and manufacturing. Competitors may continue to develop new products and surgeons may continue to develop new surgical procedures to treat the conditions for which our products are indicated. Competitors are also developing new products to treat short term pain and have recently developed new pain therapies. These new products and procedures may reduce demand for our products. The high level of competition in our industry could force us to reduce the price at which we sell our products or require us to spend more to market our products, or both.

A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in reduced sales or adversely impact our financial performance.

For the year ended December 31, 2006, sales to McKesson Corporation represented 34%, Cardinal Health Inc. represented 24% and AmerisourceBergen Corporation represented 11% of our total sales. For the year ended December 31, 2005, sales to McKesson Corporation represented 30%, Cardinal Health Inc. represented 23% and AmerisourceBergen Corporation represented 10% of our total sales. The small number of wholesale drug distributors, consolidation in this industry or financial difficulties of these distributors could result in the combination or elimination of warehouses, which could temporarily increase returns of our products or, as a result of distributors reducing inventory levels, delay the purchase of our products.

If our products under development fail in clinical studies, if we fail or encounter difficulties in obtaining regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return.

We rely on third parties to formulate, develop and manufacture the materials needed for clinical trials for our products under development. We also rely on third parties to conduct clinical trials for us. If our products are not successful in clinical trials or we do not obtain FDA marketing approval, we will have expended significant resources with no return.

We may not receive FDA approvals for products and/or ongoing clinical studies might be delayed or halted for various reasons, including:

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our products are not shown to be effective;

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we do not comply with requirements concerning the investigational new drug application requirements or protection of the rights and welfare of human subjects;

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patients experience unacceptable side effects or die during clinical trials;

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patients do not enroll in the studies at the rate we expect; and

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product supplies are delayed, are not sufficient to treat the patients in the studies or are not sufficiently stable.

If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them.

Because our products are sold by prescription, we depend on third-party payors, such as the government, private healthcare insurers and managed care organizations, to include these products on their lists of products for which third-party payors will reimburse patients. Third-party payors regularly challenge the pricing of medical products and services by substituting cheaper products on their approved lists. Because our Zebutal, Zoto, Robinul line, Ponstel and Furadantin products are susceptible to generic competition and because of products that compete with Sular, Prenate, Nitrolingual Pumpspray, Altoprev, Fortamet, Triglide, Ponstel, Ostiva and Zovirax, we face an increased risk of third-party payors substituting these products. If third-party payors remove any of these products from their lists or choose not to pay for our product prescriptions, patients and pharmacies may not continue to choose our products.

We rely on data obtained from IMS which could be inaccurate.

We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels) or trade levels of inventory. If IMS data turns out to be inaccurate or unreliable and our controls are not effective, there could be an adverse effect on our ability to properly manage inventory and our financial performance.

We depend on highly trained management, and we may not be able to keep current management or hire qualified management personnel in the future.

We currently have a limited number of key executive, regulatory, technical and management personnel. We may need to identify and attract new executive, operational and marketing personnel, and we may have difficulty hiring personnel at an acceptable cost. While we periodically address succession planning and the possibility of key employees retiring, our failure to successfully identify and attract such personnel, as and when needed, could limit our ability to continue our business at its current level and/or grow our business.

The incurrence of debt could reduce our growth and profitability.

In March 2004, we issued a total of $150.0 million of our 1.75% senior subordinated contingent convertible notes due in 2024, or the 2004 Notes, in transactions that were exempt from registration in reliance upon Rule 144A and other available exemptions under the Securities Act. In May 2006, pursuant to a registered exchange offer, we exchanged each outstanding 2004 Note with new notes, or the 2006 Notes that, among other things, require the payment of cash, or cash and common stock upon the conversion of the 2006 Notes instead of solely common stock. While we intend to use $150.0 million of the proceeds from the sale of the Notes offered by this prospectus to redeem all of the outstanding 2006 Notes, at the closing of our offering we will have increased our outstanding indebtedness, after taking into account this redemption, by approximately $100.0 million.

On September 18, 2006, we and certain of our subsidiaries entered into a secured credit agreement with UBS Securities LLC and LaSalle Bank National Association as lead arrangers, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, Regents Bank, Fifth Third Bank and Bank of America, N.A. as co-documentation agents and UBS Loan Finance LLC, as swingline lender. The credit agreement provides us and our Cayman subsidiary, Sciele Pharma Cayman Ltd., with a five-year revolving credit facility of up to $100 million with an option to expand the facility credit line by up to an additional $75 million. As of March 31, 2007, there was no outstanding balance under the secured credit agreement.

Incurrence of significant indebtedness, including the Notes offered by this prospectus as well as our existing debt, could (1) limit our operating flexibility as a result of requirements by lenders, (2) require us to use a large portion of our cash flow from operations for debt service payments that could reduce profits and would reduce the availability of our cash flow to fund operations, product acquisitions, the expansion of our sales force and facilities and research and development efforts and (3) limit acquisitions of products or companies due to restrictive covenants under our senior secured credit facility with which we must comply as long as it is in effect.

We expect to need additional funds to acquire or obtain licenses for new products, develop and test new products and potentially to acquire other businesses. In addition to the Notes issued hereby, we may seek funding through public and private financing and may seek to incur debt, issue shares of our stock, or both, either to finance a transaction or as consideration for a transaction. Adequate funds for these purposes, whether through the financial markets or from other sources, may not be available when we need them or on terms acceptable to us. Insufficient funds could cause us to delay, scale back or abandon some or all of our product acquisitions, licensing opportunities, marketing programs, product development programs, potential business acquisitions and manufacturing opportunities.

The regulatory status of some of our products makes these products subject to increased competition and other risks.

The regulatory status of some of our products may allow third parties to more easily introduce competitive products and may make it more difficult for us to sell certain of our products in the future. Currently, an FDA program allows us, in our opinion, to manufacture and market certain of our products, and permits others to manufacture and market similar products, without submitting safety or efficacy data. In some cases, we do not hold rights in patents protecting us against such competitive pressures. This results in increased competition because other companies can enter the market without having to submit safety and efficacy data to sell competing products. On several occasions, the FDA has considered changing the classification of certain single entity and combination product types of drugs from prescription to over-the-counter use, which permit sponsors to utilize foreign over-the-counter experience data to establish a product as safe and effective for over-the-counter use in the U.S. If the FDA does change the classification, we might have to reformulate certain products or submit safety and efficacy data on those products, which could be costly, or we might have to discontinue selling certain products if the FDA does not approve our marketing application. We could lose third-party reimbursement for these products and face increased competition.

In addition, the FDA considers certain products to be new drugs, but has indicated its intent to exercise enforcement discretion and not pursue regulatory action unless certain conditions occur. If these conditions were to materialize, or the FDA disagreed with our conclusions about the regulatory status of these products, we might be required to submit a NDA and/or cease marketing until the FDA grants approval to do so. The FDA could also, at any time, promulgate new regulations or policies to require the submission of an NDA for each of these products.

Our business is heavily regulated by governmental authorities, and failure to comply with such regulation or changes in such regulations could negatively affect our results.

Many government authorities regulate our business, including, among others, the FDA, foreign regulatory authorities, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety and Health Administration, the Centers for Medicare and Medicaid Services, the Environmental Protection Agency, the Department of Labor, state, local and foreign governments and the Internal Revenue Service. We may incur significant expenses to comply with regulations imposed by these authorities. Also, our future results could be negatively impacted by changes in governmental regulation over the pharmaceutical industry, including regulation of Medicare, Medicaid and similar programs, by reducing our revenue and profits and/or increasing our costs and expenses in order to comply with such regulation. In addition, all of our third-party manufacturers, third-party sample distributors and product packaging companies are subject to inspection by the FDA and, in appropriate cases, the Drug Enforcement Administration and foreign regulators. Some of our third-party manufacturers have received warning letters from the FDA concerning noncompliance with manufacturing requirements. If our third-party manufacturers and other supply and distribution chain partners do not comply with FDA regulations in the future, they may not deliver products to us or deliver samples to our representatives, or we may have to recall products. Even if deficiencies observed by the FDA do not relate to our products, our third-party manufacturers, third-party sample distributors and product packaging companies may be delayed in manufacturing and supplying our products to us in a timely manner until they address their compliance issues with the FDA.

Our warehouse facility is also subject to inspection by the FDA and the Drug Enforcement Administration. If we do not comply with FDA and Drug Enforcement Administration regulations, we may not be able to sell product to our customers.

An adverse judgment in the securities class action litigation in which we and certain directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity.

We and certain former and current officers and directors are defendants in a consolidated securities lawsuit filed on August 22, 2002 in the United States District Court for the Northern District of Georgia. Plaintiffs in the class action alleged in general terms that we violated Sections 11 and 12(a) of the Securities Act of 1933 and that we violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The plaintiffs claim that we issued a series of materially false and misleading statements to the market in connection with our public offering on April 24, 2002 and thereafter relating to alleged "channel stuffing" activities. Plaintiffs seek an unspecified amount of compensatory damages.

On September 29, 2004, the U.S. District Court for the Northern District of Georgia dismissed, without prejudice, the class action lawsuit. Although the lawsuit was dismissed, the court granted the plaintiffs the right to refile provided that the plaintiffs pay all of the defendant's fees and costs associated with filing the motion to dismiss the lawsuit. Plaintiffs filed a motion asking the District Court to reconsider its September 29, 2004 order and lift the condition that they must pay defendants' fees and costs before further amendment. The District Court's subsequent denial of that motion was appealed to the United States Court of Appeals for the Eleventh Circuit. On September 18, 2006, the Eleventh Circuit Court of Appeals affirmed the District Court's determination that the amended complaint was a "shotgun pleading" which did not satisfy the pleading requirements under the federal rules. The Court of Appeals, however, disagreed with the remedy ordered by the District Court. Instead of dismissing the amended complaint with a right to further amend if plaintiffs paid defendants' fees and costs, the Court of Appeals held that the District Court should have ordered plaintiffs to replead under Federal Rule of Civil Procedure 12(e). The Court of Appeals also held that plaintiffs' claims under the Securities Act of 1933 must meet the heightened pleading standards of Federal Rule of Civil Procedure 9(b) because those claims are based on alleged fraud. Accordingly, the Court of Appeals vacated the District Court's orders and remanded with instructions to order a repleading. On April 20, 2007, the plaintiffs repled their complaint.

Due to the inherent uncertainties involved in litigation, while we intend to continue to vigorously defend this matter, we are unable to predict the outcome of this litigation and an adverse result could have a material adverse effect on our financial position and results of operations.

We are subject to risks associated with taxation in multiple jurisdictions.

We are subject to taxation in the U.S. and in certain foreign jurisdictions. Our effective tax rate and tax liability are determined by a number of factors, including the amount of taxable income in particular jurisdictions, the tax rates in these jurisdictions, tax treaties between jurisdictions, the extent to which we transfer funds to and repatriate funds from our subsidiaries and future changes in laws. An adverse interpretation or ruling by one of the taxing authorities in a jurisdiction in which we operate or a change in law could increase our tax liability or result in the imposition of penalty payments, which could adversely impact our operating results.

If we do not secure or enforce patents and other intellectual property rights, we could encounter increased competition that would adversely affect our operating results.

We do not hold patent rights covering all of the products we are distributing and do not, in some cases, have the right to enforce patents our licensors hold. Patent rights do not protect our Robinul, Ponstel, Furadantin and Zovirax products from competition. We obtained exclusive distribution rights in the U.S. to distribute our Fortamet, Altoprev, Triglide, and Nitrolingual products, but have no or only limited rights to enforce the patents relating to these products. We obtained exclusive U.S. distribution rights to Sular from Bayer. Bayer holds the patent for the composition of the coat core tablet for Sular. Any exclusivity afforded by any of these patents or rights could cease because we have no rights or only limited rights to enforce patents or to require enforcement actions by the owners of the patents. Proceedings involving our rights in patents or patent applications could result in adverse decisions. In addition, the confidentiality agreements required of our employees and third parties may not provide adequate protection for our trade secrets, know-how and other proprietary information which we rely on to develop and sell our products. If any of our employees or third parties disclose any of our trade secrets or know-how, we could encounter increased competition.

Our products could infringe the intellectual property rights of third parties, which could require us to pay license fees or defend litigation that would be expensive or prevent us from selling products.

The manufacture, use or sale of our products may infringe on the patent, trademark and other intellectual property rights of others. Patent and trademark infringement problems occur frequently in connection with the sale and marketing of pharmaceutical products. If we do not avoid alleged infringement of the intellectual property rights of others, we may need to seek a license to sell our products, defend an infringement action or challenge the validity of the intellectual property in court, all of which could be expensive and time consuming. In addition, if we are found liable for infringing a patent, we may have to stop selling one or more of our products and pay damages. It could be very costly if we have to defend the patents or trademarks covering our products or if we were found liable for infringement which could increase our costs and reduce our margins and net income.

Product liability claims and product recalls could limit sales and increase costs.

Side effects could occur from the use of our products. Side effects or marketing or manufacturing problems pertaining to any of our products could result in material product liability claims or adverse publicity. The defense of these claims would be expensive and could result in withdrawal of approval to market the product or recall of the product. These problems often occur with little or no notice in connection with the sale of pharmaceutical products.

We face an exchange risk on foreign currency.

Our purchases of Nitrolingual from Pohl-Boskamp, our purchases of Triglide from SkyePharma and our purchases of Sular from Bayer are made in Euros or are otherwise impacted by fluctuations in the U.S. dollar—Euro exchange rate. Although we did not enter into any forward contracts in 2006, we may seek to mitigate risks from foreign currency fluctuations after the time of shipment of product by entering into forward contracts for these purchases of inventory at the time of product shipments. Our earnings and cash flows could be adversely affected in the future by the relationship of the U.S. dollar with foreign currencies, and there can be no assurance that any hedging activity will be successful in protecting us from exchange risk.

We face market risk that we could be adversely affected by certain fluctuations in interest rates.

The fair value of our investment portfolio would be negatively affected by an increase in interest rates. Since the majority of our investments are fixed rate interest-bearing securities and therefore subject to the market risk of loss in market value from an increase in rates or a change in the underlying risk of the issuers of the notes, our future earnings and cash flows could be affected adversely if we were to sell the securities prior to their maturity date. We had realized losses from the sale of investments for the year ended December 31, 2006 of less than $0.1 million. At December 31, 2006, we had total net unrealized losses from marketable securities of $0.9 million.

In connection with borrowings incurred under our credit facility with UBS Securities LLC, we could experience market risk with respect to changes in the general level of the interest rates and their effect upon our interest expense. Borrowings under this facility bear interest at variable rates. Because such rates are variable, an increase in interest rates will result in additional interest expense and a reduction in interest rates will result in reduced interest expense. Accordingly, our present exposure to interest rate fluctuations is primarily dependent on rate changes that may occur while borrowings under the senior secured credit facility are outstanding.

Our long-term fixed interest rate debt is comprised of the 2006 Notes and, following this offering, will include the Notes offered hereby, which are also subject to market risk. All other things being equal, the fair market value of our fixed rate debt will increase as rates decline and will decrease as rates rise. The fixed rate 2006 Notes outstanding, totaling $150.0 million at December 31, 2006, had a fair value of $171.0 million based on quoted market rates as of such date.

RISKS RELATED TO THE NOTES AND THE OFFERING

We may not be able to repurchase the Notes when required to and our ability to make cash payments upon conversion may be limited.

On May 15, 2012, May 15, 2017 and May 15, 2022 and upon the occurrence of a fundamental change, holders of the Notes may require us to offer to repurchase their Notes for cash. We may not have sufficient funds at the time of any such events to make the required repurchases.

Upon the occurrence of one or more events described under "Description of the Notes—Conversion Rights," the occurrence of which may not be within our control, you will have the right to convert some or all of your Notes for cash, and, if applicable, shares of our common stock. We may not have sufficient funds to make such required cash payments upon the conversion of the Notes.

Additionally, holders of the Notes may require us to purchase all or a portion of their Notes for cash at specific times and upon the occurrence of specific circumstances involving the events described under "Description of the Notes—Right to Require Purchase of Notes Upon a Fundamental Change" and "Description of the Notes—Repurchase of Notes at the Option of the Holder." We cannot assure you that, if required, we would have sufficient cash or other financial resources at that time or would be able to arrange financing to pay the purchase price of the Notes in cash. We may not have sufficient funds to make such required cash payments upon the conversion of the Notes.

The source of funds for any repurchase required as a result of any such events will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of any such events to make any required repurchases of Notes tendered. Furthermore, the use of available cash to fund the repurchase of the Notes may impair our ability to obtain additional financing in the future.

The Notes will be unsecured and will be effectively subordinated to any secured indebtedness that we may incur, which means holders may recover less than the lenders of secured debt in the event of our bankruptcy or liquidation.

The Notes will be our unsecured obligations. While we currently do not have any outstanding secured debt, the indenture governing the Notes does not restrict our ability to incur debt or to secure indebtedness without equally and ratably securing the Notes. If we become insolvent or are liquidated, or if payments under any of our secured debt obligations are accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender with respect to their collateral before the holders of the Notes. As a result, the Notes will be effectively subordinated to any secured indebtedness we may incur in the future to the extent of the value of the assets securing that indebtedness, and the holders of the Notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation.

We expect that the trading value of the Notes will be significantly affected by the price of our common stock and other factors.

The market price of the Notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the Notes than would be expected for nonconvertible debt securities. In addition, the Notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our common stock into which a Note would otherwise be convertible. These features could adversely affect the trading value for the Notes.

Our credit agreement may restrict our ability, and the ability of some of our subsidiaries, to engage in particular activities.

Our credit agreement limits or prohibits us or our subsidiaries from engaging in particular transactions and activities, including limitations on acquisitions and capital expenditures. It also contains financial covenants that require us to achieve certain financial and operating results and maintain compliance with specified financial ratios. These covenants could limit our ability to obtain future financing and may prevent us from taking advantage of attractive business opportunities. Our ability to meet these covenants or requirements may be affected by events beyond our control, and we cannot assure you that we will satisfy such covenants and requirements. A breach of these covenants or our inability to comply with the financial ratios, tests or other restrictions could result in an event of default under the agreements governing our outstanding indebtedness and the indenture that governs the Notes.

Our indebtedness and interest expense will limit our cash flow and could adversely affect our operations and our ability to make full payment on the Notes.

The indenture governing the Notes does not contain any restriction on our ability or the ability of our subsidiaries to incur additional indebtedness. Our indebtedness poses risks to our business, including the risks that:

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we could use a substantial portion of our consolidated cash flow from operations to pay principal and interest on our debt, including the Notes, thereby reducing the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes, including executing our business strategy;

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insufficient cash flow from operations may force us to sell assets, or seek additional capital, which we may be unable to do at all or on terms favorable to us; and

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our level of indebtedness may make us more vulnerable to economic or industry downturns.

The increase in the conversion rate applicable to the Notes that holders convert in connection with certain fundamental changes may not adequately compensate you for the lost option time value of your Notes as a result of that fundamental change.

If certain fundamental changes occur before May 20, 2012, we will under certain circumstances increase the conversion rate applicable to certain holders. This increased conversion rate will apply to holders that surrender their Notes for conversion from, and including, the 30th day before the date we originally announce the anticipated effective date of such fundamental change to, and including, the fundamental change repurchase date corresponding to such fundamental change. The amount of the increase in the conversion rate depends on the date when the fundamental change becomes effective and the applicable price described in this prospectus.

Although the increase in the conversion rate is designed to compensate you for the lost option time value of your Notes as a result of the fundamental change, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if:

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the fundamental change occurs on or after May 20, 2012;

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the fundamental change is not a "make-whole fundamental change" as described in this prospectus; or

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the applicable price is greater than $             per share or less than $             per share (in each case, subject to adjustment).

See "Description of the Notes—Adjustment to the Conversion Rate Upon the Occurrence of Certain Fundamental Changes."

The net share settlement feature of the Notes may have adverse consequences.

The net share settlement feature of the Notes, as described under "Description of the Notes—Conversion Rights—Settlement upon conversion," may:

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result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the Notes;

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reduce our liquidity;

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delay holders' receipt of the consideration due upon conversion; and

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subject holders to market risk before receiving any shares upon conversion.

If the Notes are convertible, then upon conversion, holders will receive cash and, if applicable, shares of our common stock based on the sum of the "daily settlement amounts" described in this prospectus for the 30 consecutive trading day period that begins on, and includes, the third trading day after the day the Notes are surrendered for conversion (or, if the Notes are converted during the period beginning on the 33rd scheduled trading day prior to the maturity date, the 30 consecutive trading days beginning on, and including, the 30th scheduled trading day prior to the maturity date). We refer to this 30 trading day period as the "cash settlement averaging period."

We generally will deliver the cash and, if applicable, shares of common stock issuable upon conversion as soon as practicable, but in no event more than three business days after the last trading day in the cash settlement averaging period, which will be at least 31 trading days after the date holders tender their Notes for conversion. In addition, because the consideration due upon conversion is based in part on the trading prices of our common stock during the cash settlement averaging period, any decrease in the price of our common stock after you tender your Notes for conversion may significantly decrease the value of the consideration you receive. Furthermore, because we must settle at least a portion of our conversion obligation in cash, the conversion of Notes may significantly reduce our liquidity.

Because the conversion rate of the Notes may not be adjusted for all dilutive events, we may engage in transactions that could dilute the value of the common stock into which your Notes may be convertible.

As described under "Description of the Notes—Conversion Rights—Conversion rate adjustments" we will adjust the conversion rate of the Notes for certain events, including, among others:

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the issuance of stock dividends on our common stock;

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the issuance of certain rights or warrants;

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certain splits and combinations of our capital stock;

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the distribution of capital stock, indebtedness or assets;

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cash dividends; and

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certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the Notes or our common stock. If we engage in any of these types of transactions, the value of the common stock into which your Notes may be convertible may be diluted. In addition, we will not increase the conversion rate to an amount, subject to adjustment, that exceeds             shares per $1,000 principal amount of Notes.

An active trading market for the Notes may not develop.

The Notes are a new issue of securities. There is no active trading market for the Notes. We do not intend to list the Notes on any national securities exchange or automated quotation system. As a result, a market for the Notes may not develop and, if one does develop, it may not be maintained. The future trading value of the Notes will depend on many factors including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. If an active market for the Notes fails to develop or be sustained, the trading value and liquidity of the Notes could be materially adversely affected.

You should consider the U.S. federal income tax consequences of owning the Notes.

Under the indenture governing the Notes, we will agree, and by acceptance of a beneficial interest in a Note, each holder of a Note will be deemed to have agreed, to treat the Notes as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments and, for U.S. federal income tax purposes, to accrue interest income on the Notes at the rate of             % per year, compounded semi-annually, which represents the yield on comparable non-contingent, nonconvertible, fixed rate debt instruments with terms and conditions otherwise similar to the Notes that we would issue. A U.S. Holder will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), regardless of whether the holder uses the accrual or cash method of accounting, with the result that a U.S. Holder generally will recognize taxable income in excess of regular interest payments received while the Notes are outstanding.

A U.S. Holder will also recognize gain or loss on the sale, conversion, exchange or retirement of a Note in an amount equal to the difference between the amount realized on the sale, conversion, exchange or retirement, including the cash and fair market value of our common stock received, and the U.S. Holder's adjusted tax basis in the Note. Any gain recognized on the sale, conversion, exchange or retirement of a Note generally will be ordinary interest income; any loss will generally be ordinary loss to the extent of the net amount of interest previously included in income, and thereafter, capital loss. See "Material U.S. Federal Income Tax Consequences." You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. For non-U.S. holders, this deemed distribution may be subject to U.S. federal withholding requirements. See "Material U.S. Federal Income Tax Consequences."

You may be subject to tax upon an adjustment to the conversion rate of the Notes even though you do not receive a corresponding cash distribution.

The conversion rate of the Notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received a dividend to the extent of our earnings and profits, which will be subject to U.S. federal income tax without the receipt of any cash. If you are a Non-U.S. Holder (as defined in "—Material U.S. Federal Income Tax Consequences"), such deemed dividend generally would be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified under an applicable treaty), which may be set off against subsequent payments on the Notes.

If the conversion rate is determined in accordance with the formula set forth under "Description of the Notes—Conversion Rights—Conversion rate adjustments," the excess of the conversion rate over the base conversion rate may be treated as a distribution subject to U.S. federal income tax as a dividend. Further, if a "fundamental change" occurs on or prior to the maturity date of the Notes, under some circumstances we will increase the conversion rate of Notes converted in connection with the fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See "Material U.S. Federal Income Tax Consequences."

Our reported earnings per share may be more volatile because of the conversion contingency provision of the Notes.

Holders of the Notes may convert the Notes into cash and, if applicable, our common stock if, during any quarter, the closing sale price per share of our common stock for each of at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding quarter exceeds 120% of the conversion price per share on that 30th trading day of the preceding quarter. Until the average quarterly share price exceeds the conversion price, the shares underlying the Notes are not included in the calculation of reported earnings per share. Should this share price be exceeded, reported earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the earnings per share calculation. An increase in volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of reported fully diluted earnings per share.

The accounting method for convertible or exchangeable debt securities with net share settlement, like the Notes, may be subject to change.

The Emerging Issues Task Force, or the EITF, of the Financial Accounting Standards Board is reviewing, among other things, the accounting for net share settled securities. The panel is considering a proposed method for accounting for net share settled securities under which the debt and equity components of the security would be bifurcated and accounted for separately. The effect of this proposal is that the equity component would be accounted for as original issue discount and would be included in the paid-in capital section of stockholders' equity on an issuer's balance sheet. Income available to common stockholders would be lower by recognizing amortization of the original issue discount as interest expense.

We cannot predict the outcome of the EITF deliberations and whether the EITF will require that net share settled securities be accounted for under the existing method, the proposed method described above or some other method, and when any change would be implemented or whether it would be implemented retroactively or prospectively.

We also cannot predict any other changes in GAAP that may be made affecting accounting for convertible or exchangeable debt securities. Any change in the accounting method for convertible or exchangeable debt securities could have an adverse impact on our reported or future financial results. These impacts could severely impact our stock price and, in turn, negatively impact the trading price of the Notes.

We retain broad discretion in using the net proceeds from this offering and may spend a substantial portion in ways with which you do not agree.

We will retain a significant amount of discretion over the application of the net proceeds from this offering, as well as over the timing of our expenditures. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, we may apply the net proceeds from this offering in ways with which you disagree. See "Use of Proceeds."

RISKS RELATED TO OUR COMMON STOCK

Our stock price has been volatile.

The market price for our securities has been highly volatile. Various factors, including factors that are not related to our operating performance, may cause significant volume and price fluctuations in the market. The following factors, among others, may cause fluctuations in our stock price:

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failure to meet our financial estimates or expectations of securities analysts;

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failure to increase prescriptions of our products;

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the introduction of knock-offs or generics to our products;

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fluctuations in operating results;

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rates of product acceptance;

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timing or delay of regulatory approvals;

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volatility in the pharmaceutical and specialty pharmaceutical market and stocks;

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third-party manufacturer interruptions in the supply of raw materials, delays in shipping or regulatory problems and/or delays;

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developments in or disputes regarding patent or other proprietary rights; and

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general economic, market and political conditions not related to our business.

Anti-takeover provisions could discourage a third party from making a takeover offer that could be beneficial to stockholders.

Some of the provisions in our restated certificate of incorporation and bylaws, our stockholder protection rights plan, and the anti-takeover provisions under Delaware law could delay or prevent a third party from acquiring us or replacing members of our Board of Directors, even if the acquisition or the replacements would be beneficial to our stockholders. These provisions could also reduce the price that certain investors might be willing to pay for shares of our common stock and/or Notes and result in the market price being lower than it would be without these provisions. Our charter and other documents contain anti-takeover devices including:

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staggered director terms such that only one of the three classes of directors is elected each year;

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a stockholder rights plan that is designed to protect us from coercive takeover attempts;

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a supermajority provision requiring at least two-thirds of the shares entitled to vote to approve an amendment of our bylaws;

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providing our Board of Directors with the authority to issue shares of "blank-check" preferred stock without stockholder approval under any terms, conditions, rights and preferences that the Board determines; and

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an advance notice requirement for nominations of directors or proposals for consideration at stockholder meetings.

Forward-looking statements

This prospectus, and the documents incorporated by reference in this prospectus, contains forward-looking statements. These statements involve a number of risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "hopes," "may," "will," "plan," "intends," "estimates," "could," "should," "would," "continue," "seeks," "pro forma," "reasonably likely" or "anticipates," or other similar words (including their use in the negative), or by discussions of future matters such as the development of new products, technology enhancements, possible changes in legislation and other statements that are not historical. These statements include but are not limited to statements under the caption "Risk Factors" as well as all other sections in this prospectus.

Risks and uncertainties that could cause our forward-looking statements to fail to occur include, but are not limited to, the following:

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We may not attain expected revenues and earnings;

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If we are unsuccessful in obtaining or renewing third party payor contracts for our products, we may experience reductions in sales levels and may fail to reach anticipated sales levels;

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If demand for our products exceeds our initial expectations or the ability of our suppliers to provide demand-meeting quantities of product and samples, our future ability to sell these products could be adversely impacted; conversely, if demand for our products is below our initial expectations, we may have excess samples and/or inventories which could cause us to incur additional charges to write down our inventories;

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The potential growth rate for our promoted products may be limited by slower growth for the class of drugs to which our promoted products belong and unfavorable clinical studies about such class of drugs;

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Our business prospects depend upon our successful integration and growth of Alliant;

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We may encounter problems in the manufacture or supply of our products, for which we depend entirely on third parties;

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Strong competition exists in the sale of our promoted products, which could adversely affect expected growth of our promoted products' sales or increase our costs to sell our promoted products;

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We may not be able to protect our competitive position for our promoted products from patent infringers;

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Certain of our products have experienced manufacturing issues. If the issues recur and cannot be resolved, our ability to acquire product for sale and sampling will be adversely affected;

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We may incur unexpected costs in integrating new products into our operations;

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We may be unable to develop or market line extensions for our products or, even if developed, obtain patent protection for our line extensions; further, introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory. If these risks occur, our financial results could be adversely affected;

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If we have difficulties acquiring new products or rights to market new products from third parties, our financial results could be adversely impacted;

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Our licensor/supplier can terminate our rights to commercialize Nitrolingual and the 60 dose size of this product has not yet met our expectation;

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We depend on a small senior management group, the departure of any member of which would likely adversely affect our business if a suitable replacement member could not be retained;

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An adverse interpretation or ruling by one of the taxing jurisdictions in which we operate could adversely impact our operating results;

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A small number of customers accounts for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in substantially reduced sales, substantially and adversely impacting our financial results;

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If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them;

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Our business is subject to increasing government price controls and other healthcare cost containment measures;

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Side effects or marketing or manufacturing problems with our products could result in product liability claims which could be costly to defend and could result in the withdrawal or recall of products from the market which would adversely effect our business;

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We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels);

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An adverse judgment in the securities class action litigation in which we and certain current and former directors and executive officers are defendants could have a material adverse effect on our financial results and liquidity;

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If we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return;

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Our business and products are highly regulated; the regulatory status of some of our products makes these products subject to increased competition and other risks; and we run the risk that we, or third parties on whom we rely, could violate the governing regulations;

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We may be found noncompliant with applicable federal, state or international laws, rules or regulations which could result in fines and/or product recalls or otherwise cause us to expend significant resources to correct such non-compliance;

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If generic competitors that compete with any of our products are introduced, our revenues may be adversely affected; and

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Some unforeseen difficulties may occur.

These risk factors are not exhaustive. We may not have correctly identified and appropriately assessed all factors affecting our business and the publicly available and other information with respect to these matters may not be complete and correct. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact us. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, and results of operations. For these reasons, we caution you not to place undue reliance on our forward-looking statements.

Use of proceeds

The net proceeds from the sale of the Notes will be approximately $242 million, after deducting the underwriters' discount and estimated offering expenses. If the underwriters exercise their over-allotment option to purchase additional Notes in full, the net proceeds will be approximately $278 million.

We intend to use approximately $150 million of the net proceeds to redeem our 2006 Notes and the remainder for future acquisitions or licenses of products and technologies and for capital expenditures and general corporate purposes. The 2006 Notes we intend to redeem are due March 8, 2024 and accrue interest at 1.75% per annum. The 2006 Notes are also subject to additional contingent interest payable at a rate equal to       % per annum in certain circumstances. See "Description of Other Indebtedness."

Capitalization

The following table sets forth our cash, cash equivalents and short-term and long-term investments and our capitalization as of March 31, 2007:

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on an actual basis; and

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on an as adjusted basis to reflect the offering of the Notes, net proceeds therefrom, after deducting underwriting discounts and estimated offering expenses, and the use of proceeds therefrom.

You should read this table in conjunction with our financial statements, including the related notes, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations:' which are incorporated by reference from the Company's Quarterly Report on Form 10-Q for the three-month period ended March 31, 2007 in this prospectus.

	As of March 31, 2007
	Actual	As adjusted

	(dollars in thousands, except per share amounts)
Cash, Cash Equivalents and Marketable Securities	$175,000	$267,000 (1)

Long-term debt, including current portion:
% Contingent Convertible Senior Notes due 2027	$—	$250,000
1.75% Contingent Convertible Senior Subordinated Notes due 2024	150,000	—
Revolving line of credit	—	—

Total long-term debt, including current portion	$150,000	$250,000

Stockholder's Equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized, none outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 36,011,617 shares issued and outstanding(2)	36	36
Additional paid-in capital	285,432	285,432
Retained earnings(3)	140,557	137,045
Accumulated other comprehensive loss	(4,164)	(4,164)
Less: Treasury stock at cost, common stock, 754,919 shares at March 31, 2007	(17,507)	(17,507)

Total stockholders' equity	404,354	400,842
Total capitalization	$554,354	$650,842

(1)
The information set forth above does not reflect any expenditures in connection with the closing of the Alliant transaction.

(2)
Excludes (a) 1,766,242 shares of common stock reserved for issuance upon the exercise of outstanding options (having a weighted average exercise price of $14.74 per share) and an additional 322,671 shares of common stock reserved for issuance under future grants under our stock-based compensation plans, (b) 754,919 shares of common stock reserved for issuance under our Employee Stock Ownership Plan; and (c) shares of common stock reserved for issuance upon conversion of the 2006 Notes; and (d) shares of common stock reserved for issuance upon conversion of the Notes.

(3)
As adjusted includes write-off of approximately $3.5 million, net of tax, of capitalized financing costs related to the 2006 Notes.

Market for our common stock and dividends

Our common stock is listed on the NASDAQ Global Select Market under the symbol "SCRX." The following table sets forth the high and low closing sale prices per share of the common stock, as reported by the NASDAQ, for the periods indicated. On May 7, 2007, the closing bid price for our common stock, as reported by the NASDAQ, was $25.69 per share.

	High	Low

Year Ended December 31, 2005
First Quarter	$22.89	$15.20
Second Quarter	19.63	16.01
Third Quarter	22.64	18.70
Fourth Quarter	20.65	14.01
Year Ended December 31, 2006
First Quarter	$25.48	$14.84
Second Quarter	25.29	20.09
Third Quarter	23.16	17.01
Fourth Quarter	24.75	18.77
Year Ended December 31, 2007
First Quarter	$24.88	$21.70
Second Quarter (through May 7, 2007)	25.95	23.25

Dividend policy

Since our inception in 1992, we have not declared or paid any cash dividends on our common stock and we do not plan to do so in the foreseeable future. Our existing senior revolving credit facility prohibits payments of cash dividends or other dividends or distributions on any shares of our capital stock. For the foreseeable future, we intend to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Description of other indebtedness

UBS CREDIT FACILITY

On September 18, 2006, we entered into a secured credit agreement with UBS Securities LLC and LaSalle Bank National Association as lead arrangers, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, Regents Bank, Fifth Third Bank and Bank of America, N.A. as co-documentation agents and UBS Loan Finance LLC, as swingline lender. The credit agreement provides us and our Cayman subsidiary, Sciele Pharma Cayman Ltd., with a five-year revolving credit facility of up to $100 million, with an option to expand the facility credit line by up to an additional $75 million.

Amounts outstanding under this credit facility generally bear interest at the lenders' corporate base rate or the LIBOR, plus a specified margin of between 1.75% and 2.5% depending on our ratio of indebtedness to earnings. The credit agreement contains customary negative covenants including restrictions on our ability to, among other things:

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incur additional indebtedness or permit liens on our properties;

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enter into sale and leaseback transactions;

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lend money to or make investments in any person;

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merge, liquidate or dissolve our affairs or enter into any merger, consolidation or asset sale transaction;

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license, purchase or acquire property of another person;

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pay dividends or issue additional equity interests;

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enter into transactions with any affiliate except on terms that would be at least as favorable as those we could obtain in a comparable arm's-length transaction;

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prepay other indebtedness or amend our existing organizational documents;

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engage in additional businesses;

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change our accounting or reporting practices or our fiscal year.

The credit agreement also prohibits us generally from making capital expenditures that exceed $5.0 million in any fiscal year or exceeding certain prescribed total leverage and fixed charge coverage ratios.

Our obligations under the credit agreement are secured by a pledge of substantially all of our assets and are guaranteed by substantially all of our subsidiaries that are not borrowers.

We had no borrowings on this credit facility as of March 31, 2007. On May 8, 2007, the secured credit agreement was amended to permit the issuance of the Notes.

2006 NOTES

In March 2004, we issued a total of $150.0 million of our 1.75% senior subordinated contingent convertible notes due in 2024 in a private placement transaction that was exempt from registration in reliance upon Rule 144A and other available exemptions under the Securities Act. In May 2006 and pursuant to a registered exchange offer, we exchanged each of these outstanding privately-placed notes with new notes (the "2006 Notes") for purposes of amending certain terms of such notes. The 2006 Notes are due March 8, 2024 and accrued interest is payable semi-annually in arrears on March 8 and

September 8 of each year, which commenced on September 8, 2004. In addition to the interest on the 2006 Notes, after March 8, 2007, we are also required to pay contingent interest during specified six-month periods if the average trading price of the 2006 Notes per $1,000 principal amount for the five day trading period ending on the third trading day immediately preceding the first day of the applicable six-month period equals $1,200 or more. During any period when contingent interest is payable, it will be payable at a rate equal to 0.5% per annum.

Upon conversion, we must deliver, for each 2006 Note, consideration (the "conversion value") having a value equal to the product of the conversion rate (initially, approximately 45.1467, subject to adjustment) multiplied by the average of the closing price of our common stock on the NASDAQ Global Select Market on each of the five consecutive trading days beginning on the third trading day following the conversion date of the 2006 Notes (the "applicable stock price"). This consideration value will be paid in cash (the "required cash amount") in an amount equal to the lesser of (a) the aggregate principal amount of the 2006 Notes on the conversion date or (b) the conversion value, and the remainder will be paid in shares of our common stock. The number of shares to be delivered will equal (a)(i) the conversion value minus (ii) the required cash amount, divided by (b) the applicable stock price. Holders may convert the 2006 Notes only under the following circumstances:

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during any calendar quarter, if the closing sales price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter;

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if the 2006 Notes have been called for redemption;

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during the five trading day period immediately following any nine consecutive trading day period in which the trading price of the 2006 Notes per $1,000 principal amount for each day of that period was less than 95% of the product of the closing price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the 2006 Notes; or

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the occurrence of specified corporate transactions.

A holder that surrenders 2006 Notes for conversion in connection with certain fundamental changes that occur prior to March 13, 2007 may be entitled to an increase in the conversion rate. However, in lieu of increasing the conversion rate applicable to those 2006 Notes, we may in certain circumstances elect to change our conversion obligation so that, in lieu of delivering cash, and, if applicable, shares of our common stock in respect of such conversion obligation, we will deliver shares of the acquiring company's common stock. In addition to the events which would constitute a change of control (as defined in the indenture relating to the 2006 Notes), a fundamental change will also include the occurrence of any transaction or event or any series of transactions or events in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive stock, other securities, other property, assets or cash, unless either:

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the persons that "beneficially owned," the shares of our voting stock immediately prior to such transaction, "beneficially own," shares of the surviving or continuing corporation's voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of such corporation or

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both of the following conditions are satisfied: (i) at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such transaction consists of common stock, ordinary shares or American Depository Shares, and any associated rights, traded on a U.S. national securities exchange or quoted on the NASDAQ Global Select

  Market (or that will be so traded or quoted when issued or exchanged in connection with such transaction) and (ii) as a result of such transaction, the consideration due upon conversion of 2006 Notes shall be payable solely in shares of such securities, and any associated rights and cash for fractional shares.

We have the option to redeem the 2006 Notes at a price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest, including contingent interest, if any. The holders of the 2006 Notes also have the option to require us to repurchase the 2006 Notes on March 8 of 2009, 2014 and 2019, and upon a change in control, at a price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest, including contingent interest, if any.

The 2006 Notes will be redeemed with a portion of the net proceeds from the Notes offered hereby.

Description of the Notes

We are issuing the Notes under an indenture between Sciele Pharma, Inc. and LaSalle Bank National Association, as trustee. The following description is only a summary of the material provisions of the Notes and the related indenture. We urge you to read the indenture and the Notes in their entirety because they, and not this description, will define your rights as holders of the Notes. You may request copies of these documents at our address shown under the caption "Where You Can Find More Information." The terms of the Notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to "we," "us," "our" and "Sciele Pharma" include only Sciele Pharma, Inc. and not its subsidiaries.

GENERAL

The Notes will be our senior unsecured obligations and will be rank equally in right of payment with each other and with all of our other senior unsecured indebtedness, as described under "—Ranking of the Notes." The Notes will be limited to $287,500,000 in aggregate principal amount. The Notes will mature on May 15, 2027, unless earlier redeemed at our option as described under "—Optional Redemption of the Notes," repurchased by us at a holder's option on certain dates as described under "—Repurchase of the Notes at the Option of the Holder" or repurchased by us at a holder's option upon a fundamental change of Sciele Pharma as described under "—Right to Require Purchase of the Notes Upon a Fundamental Change." The Notes will be convertible into cash, and if applicable, shares of our common stock as described under "—Conversion Rights."

Interest on the Notes will accrue at the rate per annum shown on the cover page of this prospectus and will be payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2007. We will make each interest payment to the holders of record of the Notes on the immediately preceding May 1 and November 1, whether or not such day is a business day. Interest payable upon redemption or repurchase will be paid to the person to whom principal is payable. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay the principal of, and interest (including contingent interest, if any) on, the Notes at the office or agency maintained by us in the Borough of Manhattan in New York City. Holders may register the transfer of their Notes at the same location. We reserve the right to pay interest to holders of the Notes by wire transfer or check mailed to the holders at their registered addresses. However, a holder of the Notes with an aggregate principal amount in excess of $1.0 million will be paid by wire transfer in immediately available funds at the election of such holder. Except under the limited circumstances described below, the Notes will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more global notes. The Notes will be issued only in denominations of $1,000 of principal amount and any integral multiple of $1,000. There will be no service charge for any registration of transfer or exchange of the Notes. We may, however, require holders to pay a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with any transfer or exchange.

The indenture will not contain any restriction on the payment of dividends, the incurrence of indebtedness or the repurchase of our securities, and will not contain any financial covenants. Other than as described under "—Right to Require Purchase of the Notes Upon a Fundamental Change," the indenture will not contain covenants or other provisions that afford protection to holders of the Notes in the event of a highly leveraged transaction.

CONTINGENT INTEREST

We will pay contingent interest during any six-month period, from, and including, May 15 to, but excluding, November 15 and from, and including, November 15 to, but excluding, May 15, with the initial six-month period commencing May 15, 2012, if the average trading price of the Notes per $1,000 principal amount for the five trading day period ending on the third trading day immediately preceding the first day of the applicable six-month period equals 120% of the principal amount of the Notes or more. The average trading price of the Notes shall be determined no later than the second trading day immediately preceding the first day of the applicable six-month period by the conversion agent acting as calculation agent in the manner set forth in the definition of "trading price" under "—Conversion Rights—Conversion upon satisfaction of trading price condition." During any period when contingent interest is payable, it will be payable at a rate equal to    % per annum. We will pay contingent interest, if any, in the same manner as we will pay interest as described above under "—General."

CONVERSION RIGHTS

A holder may convert any outstanding Notes into cash and, if applicable, shares of our common stock at a base conversion price per share of approximately $    . This represents a base conversion rate of             shares per $1,000 principal amount of the Notes. The conversion rate (and resulting conversion price) is, however, subject to adjustment as described below. A holder may convert the Notes only in denominations of $1,000 and integral multiples of $1,000.

If, in respect of a conversion date, the applicable stock price (as defined below) is less than or equal to the base conversion price, the conversion rate will be the base conversion rate.

If, in respect of a conversion date, the applicable stock price is greater than the base conversion price, the conversion rate will be determined in accordance with the following formula:

    adjusted conversion rate = base conversion rate + [((the applicable stock price—the base conversion price)/the applicable stock price) × the incremental share factor]

The conversion rate, including any additional shares added to the conversion rate in connection with a make-whole fundamental change, will not exceed             (which is equal to a conversion price of $             per share); however, such maximum conversion rate will be appropriately adjusted for conversion rate adjustments described below under "—Conversion rate adjustments".

The "incremental share factor" is             , subject to the same proportional adjustments as the base conversion rate.

The "applicable stock price" is equal to the average of the daily volume-weighted average price (as defined below) per share of our common stock during the "cash settlement averaging period" as described under "—Settlement upon conversion."

The "volume-weighted average price" per share of our common stock on a trading day is the volume-weighted average price per share of our common stock on the NASDAQ Global Select Market or, if our common stock is not listed on the NASDAQ Global Select Market, on the principal exchange or over-the-counter market on which our common stock is then listed or traded, from 9:30 a.m. to 4:00 p.m., New York City time, on that trading day, as displayed by Bloomberg. If such volume-weighted average price is not available, then the volume-weighted average price will be determined by a nationally recognized investment banking firm we retain for this purpose.

"Trading day" generally means any day during which:

  (1)
  trading in our common stock generally occurs;

  (2)
  there is no "market disruption event" (as described below); and

a closing sale price for our common stock is provided on the NASDAQ Global Select Market or, if our common stock is not then listed on the NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal over-the-counter securities market or other market on which our common stock is then traded.

"Closing Sale Price" means the price of a share of our common stock on the relevant date, determined (a) on the basis of the closing sale price per share of our common stock (or if no closing sale price per share of our common stock is reported, the average of the bid and ask prices per share of our common stock or, if more than one in either case, the average of the average bid and the average ask prices per share of our common stock) on such date on the U.S. principal national securities exchange on which our common stock is listed; or (b) if our common stock is not listed on a U.S. national securities exchange, as reported on the over-the-counter securities or other market on which our common stock is listed. In the absence of a quotation, the "closing sale price" shall be such price as we shall reasonably determine on the basis of such quotations as most accurately reflecting the price that a fully informed buyer, acting on his or her own accord, would pay to a fully informed seller, acting on his or her own accord in an arms-length transaction, for a share of such common stock.

General

Holders at their option may surrender the Notes for conversion into cash and, if applicable, shares of our common stock prior to the maturity date in the following circumstances as more fully described herein:

  (1)
  upon satisfaction of the market price condition;

  (2)
  if we have called the Notes for redemption;

  (3)
  upon satisfaction of the trading price condition;

  (4)
  upon the occurrence of specified corporate transactions; or

  (5)
  within the approximately two months prior to the optional redemption date and the two months prior to the maturity date of the Notes.

Conversion procedures

We will deliver, through the conversion agent, the cash and, if applicable, shares of our common stock issuable upon conversion as soon as practicable, but in no event more than three business days after the last trading day in the "cash settlement averaging period" described below (assuming the holder has satisfied all conversion requirements). However,

  (1)
  if a holder surrenders a Note for conversion in connection with a "make-whole fundamental change" under circumstances where we must increase the conversion rate applicable to that Note, then we will deliver, through the conversion agent, the consideration that is payable on account of the increase in the conversion rate as soon as practicable, but in no event after the third business day after the later of:

–>
the date the holder surrenders the Note for conversion;

–>
the last trading day in the applicable cash settlement averaging period; and

–>
the effective date of the make-whole fundamental change;

(2)
if the conversion is in connection with a redemption, the settlement date will be the redemption date; and

(3)
if a holder submits a conversion notice during the period beginning on the 33rd scheduled trading day prior to the maturity date and ending at the close of business on the business day immediately preceding the maturity date, the settlement date will be the maturity date.

Settlement upon conversion

Holders that tender their Notes for conversion will receive cash and, if applicable, shares of our common stock as follows. Upon conversion, holders will receive, per $1,000 principal amount being converted, a "settlement amount" that is equal to the sum of the "daily settlement amounts" (as described below) for each of the 30 trading days during the "cash settlement averaging period" (as described below).

The "cash settlement averaging period" with respect to any Note means:

  (1)
  if the Note is surrendered for conversion during the period beginning on the 33rd scheduled trading day prior to the maturity date and ending at the close of business on the business day immediately preceding the maturity date, the 30 consecutive trading days beginning on, and including, the 30th scheduled trading day prior to the maturity date; and

  (2)
  in all other circumstances, the 30 consecutive trading days beginning on, and including, the third trading day following the conversion date.

The "daily settlement amount," for each of the 30 trading days during the cash settlement averaging period, consists of:

  (1)
  cash equal to the lesser of $33.33 and the "daily conversion value" (as described below); and

  (2)
  to the extent the daily conversion value exceeds $33.33, a number of shares equal to:

–>
the excess of the daily conversion value over $33.33, divided by

–>
the volume-weighted average price per share of our common stock on that trading day.

We will deliver cash in lieu of any fractional shares of common stock based on the volume-weighted average price per share of our common stock on the last trading day of the applicable cash settlement averaging period.

We refer to the cash due upon conversion as the "principal return," and we refer to the shares, if any, that are due upon conversion as the "net shares." The "daily conversion value" on a given trading day generally means one-thirtieth of the product of:

  (1)
  the applicable conversion rate; and

  (2)
  the volume-weighted average price per share of our common stock on that trading day.

"Market disruption event" generally means either:

  (1)
  a failure by the primary U.S. national securities exchange, over-the-counter securities market or other market on which our common stock is listed or admitted to trading to open for trading during its regular trading session; or

  (2)
  the occurrence or existence prior to 1:00 p.m. New York City time on any trading day for our common stock for an aggregate of at least 30 minutes of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the cash due upon conversion. Furthermore, payment of cash upon conversion may violate the terms of our then-existing indebtedness. See "Risk factors—We may not have the ability to raise the funds to pay interest on the Notes, to purchase the Notes on the purchase dates or upon a fundamental change or to pay the cash payment due upon conversion." Our failure to pay cash on the Notes when converted would result in an event of default with respect to the Notes.

Conversion upon satisfaction of market price condition

A holder may surrender any of its Notes for conversion into cash and, if applicable, shares of our common stock if, during any quarter, the closing sale price per share of our common stock for each of at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding quarter exceeds 120% of the base conversion price per share on that 30th trading day of the preceding quarter. The conversion agent, which will initially be the trustee, will determine on our behalf at the end of each quarter whether the Notes are convertible as a result of the market price of our common stock.

Conversion upon notice of redemption

A holder may surrender for conversion any Note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the Notes are not otherwise convertible at such time.

Conversion upon satisfaction of trading price condition

A holder may surrender any of its Notes for conversion into cash, and, if applicable, shares of common stock during the nine trading day period immediately following any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes (as determined following a request by a holder of the Notes in accordance with the procedures described below) for each day of such period was less than 95% of the product of the then applicable conversion rate per $1,000 principal amount of the Notes multiplied by the volume-weighted average price per share of our common stock on that day.

The "trading price" of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of the Notes obtained by the conversion agent for $5.0 million principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the conversion agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the conversion agent, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the Notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then the trading price of the Notes will be determined in good faith by the conversion agent acting as calculation agent taking into account in such determination such factors as it, in its sole discretion after consultation with us, deems appropriate. Other than in connection with a determination of whether contingent interest shall be payable, the conversion agent shall have no obligation to determine the trading price of the Notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price of the Notes is less than 95% of the product of the then applicable conversion rate per $1,000 principal amount of the Notes multiplied by the volume-weighted average price per share of our common stock on that day; at which time, we shall instruct the conversion agent to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the then applicable conversion rate per $1,000 principal amount of the Notes multiplied by the volume-weighted average price per share of our common stock on that day.

Conversion upon specified corporate transactions

If we elect to:

  (1)
  distribute to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring within 60 days of the date of distribution, shares of our common stock at less than the average of the closing sale prices per share for the ten trading days immediately preceding the date such distribution was publicly announced; or

  (2)
  distribute to all holders of shares of our common stock any shares of our capital stock (other than our common stock), evidence of indebtedness, cash, other assets or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price per share of our common stock on the trading day preceding the declaration date for such distribution, we must notify the holders of the Notes appearing in the security register at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a Note otherwise participates in the distribution without conversion.

In addition, (x)(A) if a fundamental change, as described under "—Adjustment to the Conversion Rate Upon the Occurrence of Certain Fundamental Changes" occurs prior to May 20, 2012, subject to the provisions as described under "—Adjustment to the Conversion Rate Upon the Occurrence of Certain Fundamental Changes" or (B) if we are a party to any other consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock would be subject to conversion into cash, securities or other property (collectively, a "Consolidation") and (y) a holder may surrender its Notes for conversion at any time from and after the date which is 30 days prior to the date we originally announce as the anticipated effective date of such Consolidation until and including the date which is 30 business days after the actual effective date of such Consolidation or, if such transaction is a fundamental change, until the fundamental change purchase date. If a fundamental change occurs, as described under "—Right to Require Purchase of the Notes upon a Fundamental Change," or if we are a party to any other Consolidation, then at the effective time of the transaction, a holder's right to convert its Notes into shares of our common stock will be changed into a right to convert such Notes into the kind and amount of cash, securities and other property which such holder would have received if such holder had converted such Notes immediately prior to the transaction. For purposes of the foregoing, where such fundamental change or other Consolidation involves a transaction that causes shares of our common stock to be exchanged into the right to receive more than a single type of consideration based upon any form of shareholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

If the transaction also constitutes a fundamental change, such holder can require us to repurchase all or a portion of its Notes as described under "—Right to Require Purchase of the Notes Upon a Fundamental Change." If a holder of a Note has delivered notice of its election to have such Note repurchased at the option of such holder or as a result of a fundamental change, such Note may be converted only if the notice of election is withdrawn as described, respectively, under "—Repurchase of the Notes at the Option of the Holder" or "—Right to Require Purchase of the Notes Upon a Fundamental Change."

Conversion during specified periods

A holder may surrender any of its Notes for conversion at any time from, and including March 15, 2012 to, and including, May 20, 2012, and any time on or after March 15, 2027.

Conversion rate adjustments

We will adjust the conversion rate (without duplication) if:

  (1)
  we issue shares of our common stock or other capital stock as a dividend or distribution on our common stock, or if we split, combine or reclassify our common stock;

  (2)
  we issue to all holders of our common stock, rights, warrants or options entitling them to subscribe for or purchase shares of our common stock (or securities convertible into our common stock) at an exercise price per share of our common stock less than the average of the closing sale prices per share for the ten trading days immediately preceding the date such distribution was publicly announced;

  (3)
  we distribute to all holders of common stock evidences of our indebtedness, shares of capital stock (other than common stock), other securities, cash or other assets, rights, warrants or options (excluding those rights, warrants or options referred to in clause (2) above or distributed pursuant to our Shareholder Protection Rights Agreement and any dividends, distributions referred to in clause (1) above and clauses (4) and (5) below);

  (4)
  we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours. If we make such a distribution, the conversion rate will be adjusted, if at all, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the ten trading days commencing on and including the fifth trading day after, the "ex date" (as defined in the indenture) for such dividend or distribution; provided, that if any such dividend or distribution described in this clause (4) is declared but not paid or made, the conversion rate shall not be adjusted;

  (5)
  we make a cash dividend or distribution to all holders of our common stock; provided that if any dividend or distribution described in this clause (5) is declared but not so paid or made, the Conversion Rate shall not be adjusted;

    Subject to the provisions of the indenture, if we distribute cash pursuant to this clause (5), then we will generally increase the conversion rate so that it equals the rate determined by multiplying the conversion rate in effect immediately before the opening of business on the ex date in respect of the cash distribution by a fraction whose numerator is the current market price per share of our common stock on the ex date and whose denominator is that current market price on the ex date less the per share amount of the distribution. However, we will not adjust the conversion rate pursuant to clause (5) to the extent that the adjustment would reduce the conversion price below $0.001; or

  (6)
  we or any of our subsidiaries complete a repurchase by way of a tender or exchange offer (other than an odd lot tender offer), of our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of a share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

    If an adjustment as described in this clause (6) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

    Any adjustment to the conversion rate made as described in this clause (6) shall become effective on the second day immediately following the date such tender offer or exchange offer expires.

"Current market price" per share of our common stock on a date generally means the average of the closing sale prices of our common stock for the ten consecutive trading days ending on, but excluding, the earlier of that date or the ex date with respect to the distribution requiring such computation. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during the ten consecutive trading day period.

In no event will we adjust the conversion rate pursuant to the events described in clauses (2), (3), (4), (5) or (6) above to an amount that exceeds                           shares per $1,000 principal amount of Notes. We will adjust this maximum conversion rate in the same manner in which we must adjust the conversion rate under clauses (1) through (6) above

If the rights provided for in our Shareholder Protection Rights Agreement have separated from our common stock in accordance with the provisions of such agreement so that the holders of the Notes would not be entitled to receive any rights in respect of shares of our common stock issuable upon conversion of the Notes, if any, and the conversion rate has been adjusted for such separation of the rights as provided above, (a) in the case of any such rights which shall have been redeemed or repurchased without exercise by any holders, the conversion rate will be readjusted to give effect to such distribution or event as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder of our common stock as of the date of such redemption or repurchase and (b) in the case of any such rights which have expired without exercise by any holder thereof, the conversion rate shall be readjusted as if such issuance had not occurred. In lieu of any such adjustment, we may amend our Shareholder Protection Rights Agreement to provide that upon conversion of the Notes, the holder will receive, in addition to cash and, if applicable, shares of our common stock issuable upon such conversion, the rights that would have attached to such shares of our common stock if the rights had not become separated from our common stock under such agreement. See "Description of Capital Stock—Description of Shareholder Rights Plan." To the extent that we adopt any future rights plan, upon conversion of the Notes, you will receive, in addition to cash and, if applicable, our common stock, the rights under the future rights plan whether or not the rights have separated from our common stock at the time of conversion and no adjustment to the conversion rate will be made.

Our existing Shareholder Protection Rights Agreement expires on July 12, 2012. If we adopt another similar plan in the future, no adjustment will be made in connection with a distribution of rights thereunder.

No adjustment to the conversion rate will be made if holders of the Notes are to participate in any of the transactions described above on a basis and with notice that our Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of our common stock participate in the transaction.

We may from time to time increase the conversion rate for a period of time if the period is at least 20 trading days or such longer period as may be required by law and if the increase is irrevocable during the period.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, any adjustments that are less than 1% of the conversion rate will be taken into account in any subsequent adjustment. Notwithstanding the foregoing, on each annual anniversary of the first original issuance date of the Notes, upon any redemption and on the conversion date, all adjustments not previously made will be made on such date.

If our common stock is converted into the right to receive other securities, cash or other property as a result of a reclassification, consolidation, merger, sale or transfer of assets or other transaction, each Note then outstanding will, without the consent of any holders of the Notes, become convertible only into the kind and amount of other securities, cash and other property that such holder would have received if the holder had converted its Notes immediately prior to the transaction. For purposes of the foregoing, where a Consolidation involves a transaction that causes shares of our common stock to be exchanged into the right to receive more than a single type of consideration based upon any form of shareholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

Except as described in this paragraph, no holder of the Notes will be entitled, upon conversion of the Notes, to any actual payment or adjustment on account of accrued but unpaid interest, including contingent interest, if any, or on account of dividends on shares of common stock issued, if any, in connection with the conversion. If any holder surrenders a Note for conversion between the close of business on any record date for the payment of an installment of interest (including contingent interest, if any) and the opening of business on the related interest payment date, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including contingent interest, if any) on the principal amount of the Notes converted together with the Note being surrendered. The foregoing sentence shall not apply to the Notes called for redemption on a redemption date within the period between and including the record date and interest payment date.

You will not be required to pay any documentary or similar taxes or duties relating to the issuance or delivery of our common stock, if any, if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock, if any, in a name other than yours.

Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

If certain of the possible adjustments to the conversion rate of the Notes are made, a holder may be deemed to have received a distribution from us even though such holder has not received any cash or property as a result of such adjustments. We intend to withhold federal income tax (in the case of a

non-U.S. holder) with respect to any such deemed distribution from us (as if it were an actual distribution) from cash payments of interest and payments in redemption, repurchase or conversion of the Notes. See "—Material U.S. Federal Income Tax Consequences" in this prospectus.

To convert interests in global Notes, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert definitive the Notes, you must:

  (1)
  complete and sign the conversion notice on the back of the Notes (or a facsimile thereof);

  (2)
  deliver the completed conversion notice and the Notes to be converted to the specified office of the conversion agent;

  (3)
  furnish appropriate endorsements and transfer documents if required by the registrar or the conversion agent;

  (4)
  pay all funds required, if any, relating to interest on the Notes to be converted to which you are not entitled, as described in the fourth preceding paragraph; and

  (5)
  pay all taxes or duties, if any, as described in the second preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The Notes will be deemed to have been converted immediately prior to the close of business on the conversion date. The required cash payment and, if applicable, a certificate for the number of shares of common stock into which the Notes are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date. See "—Conversion Procedures" above.

ADJUSTMENT TO THE CONVERSION RATE UPON THE OCCURRENCE OF CERTAIN FUNDAMENTAL CHANGES

The occurrence of either of the following events is referred to herein as a "make-whole fundamental change":

  (i)
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), directly or indirectly, of all or substantially all of our assets to any person or group of related persons, as defined in Section 13(d) of the Exchange Act (a "Group") other than a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets that falls within the description contained in clause (ii) below;

  (ii)
  there occurs any transaction or event or any series of transactions or events (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive stock, other securities, other property, assets or cash, unless either:

  (A)
  the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction, "beneficially own," directly or indirectly, immediately after such transaction, shares of the surviving or continuing corporation's voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or continuing corporation; or

  (B)
  at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such transaction consists of common stock, ordinary shares or American Depository Shares, and any associated rights, traded on a U.S. national securities exchange or an established automated over-the-counter trading market in the United States or quoted on the NASDAQ Global Select Market (or that will be so traded or quoted when issued or exchanged in connection with such transaction).

Upon the occurrence of a make-whole fundamental change prior to May 20, 2012, we will increase the conversion rate applicable to the Notes that are surrendered for conversion at any time from, and including, the 30th day before the date we originally announce as the anticipated effective date of the make-whole fundamental change to, and including, the fundamental change purchase date. We refer to this period as the "make-whole conversion period."

We will mail to holders, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, the anticipated effective date of any proposed make-whole fundamental change. We must make this mailing, announcement and publication at least 30 days before the anticipated effective date of the make-whole fundamental change. In addition, no later than the fifth business day after the completion of the make-whole fundamental change, we must make an additional notice, announcement and publication announcing such completion.

If a holder surrenders a Note for conversion in connection with a make-whole fundamental change we have announced, but the make-whole fundamental change is not consummated, then the holder will not be entitled to the increased conversion rate referred to below in connection with the conversion.

The increase in the conversion rate

In connection with the make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the "effective date," and the "applicable price." In the case of a make-whole fundamental change, if the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the make-whole fundamental change consists solely of cash, then the "applicable price" will be the cash amount paid per share of our common stock in the make-whole fundamental change. If the make-whole fundamental change is an asset sale make-whole fundamental change described in clause (i) of the definition and the consideration paid for our property and assets consists solely of cash, then the "applicable price" will be the cash amount paid for our property and assets, expressed as an amount per share of our common stock outstanding on the effective date of the asset sale make-whole fundamental change. In all other cases, the "applicable price" will be the average of the "closing sale price" per share of our common stock for the five consecutive trading days prior to the effective date. Our Board of Directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during those five consecutive trading days.

The following table sets forth the hypothetical number of additional shares per $1,000 principal amount of Notes that will be added to the conversion rate applicable to Notes that are converted during the make-whole conversion period. The increased conversion rate will be used to determine the amount of cash and, if applicable, shares that are due upon conversion, as described under "—Settlement upon conversion" above. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

–>
whose numerator is the conversion rate in effect immediately before the adjustment; and

–>
whose denominator is the adjusted conversion rate.

In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under "—Conversion rate adjustments."

Number of additional shares per $1,000 principal amount of Notes

Effective Date
Stock Price
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

The exact applicable price and effective date may not be as set forth in the table above, in which case:

–>
if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two effective dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two effective dates based on a 365-day year, as applicable;

–>
if the actual applicable price is greater than $             per share (subject to adjustment), we will not increase the conversion rate; and

–>
if the actual applicable price is less than $             per share (subject to adjustment), we will not increase the conversion rate.

However, we will not increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed             shares per $1,000 principal amount of the Notes. We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under "—Conversion rate adjustments." Our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

RANKING OF THE NOTES

The Notes will be our senior unsecured obligations and will rank equally in right of payment with each other and with all of our other existing and future senior unsecured indebtedness. The Notes will be subordinated to our existing and future secured indebtedness (to the extent of the value of the collateral securing the same), if any, including secured indebtedness under our Credit Agreement, dated as of September 18, 2006, as amended on May 8, 2007, among Sciele Pharma, Inc., as the borrower, UBS Securities LLC and LaSalle Bank National Association, as joint lead arrangers, UBS AG, Stamford Branch, as administrative agent, and various other lenders, as amended. As of March 31, 2007, we had no indebtedness outstanding under our Credit Facility or any other outstanding secured debt.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual or statutory restrictions.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, is structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Neither we nor our subsidiaries are limited from incurring additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the Notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the holders of the Notes.

OPTIONAL REDEMPTION OF THE NOTES

Prior to May 20, 2012, we cannot redeem the Notes at our option. At any time on or after May 20, 2012, we may redeem the Notes, in whole or in part, at a redemption price, payable in cash, equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including contingent interest, if any) to, but excluding, the redemption date; provided that if the redemption date is on or after an interest record date, but on or prior to the related interest payment date, interest will be payable to the holders in whose names the Notes are registered at the close of business on the relevant record date for payment of such interest.

If we elect to redeem all or part of the Notes, we will give at least 30 but no more than 60 days' notice of redemption by mail to holders of the Notes. If we opt to redeem less than all of the Notes, unless the procedures of DTC provide otherwise, the trustee will select or cause to be selected the Notes to be redeemed on a pro rata basis. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any Note of a denomination larger than $1,000, and a new Note in principal amount equal to the unredeemed principal portion will be issued.

REPURCHASE OF THE NOTES AT THE OPTION OF THE HOLDER

A holder will have the right to require us to repurchase all or a portion of such Notes held by the holder on May 15, 2012, May 15, 2017 and May 15, 2022. We will repurchase the Notes for an amount of cash equal to 100% of the principal amount of the Notes on the date of repurchase, plus accrued and unpaid interest (including contingent interest, if any) to, but excluding, the date of repurchase; provided that if the purchase date is on or after an interest record date but on or prior to the related interest payment date, interest (including contingent interest, if any) will be payable to the holders in whose names the Notes are registered at the close of business on the relevant record date. To exercise the repurchase right, the holder of a Note must deliver, during the period beginning at any time from the opening of business on the date that is 30 business days prior to the repurchase date until the close of business on the business day before the repurchase date, a written notice to us and the trustee of such holder's exercise of the repurchase right. This notice must be accompanied by certificates evidencing the Note or the Notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

MANDATORY REDEMPTION

Except as set forth under "—Right to Require Purchase of the Notes Upon a Fundamental Change" and "—Repurchase of the Notes at the Option of the Holder," we are not required to make mandatory redemption of, or sinking fund payments with respect to, the Notes.

RIGHT TO REQUIRE PURCHASE OF THE NOTES UPON A FUNDAMENTAL CHANGE

If a fundamental change (as defined below) occurs, each holder of the Notes may require that we repurchase the holder's Notes, in whole or in part, on the date fixed by us that is referred to as the "fundamental change purchase date" and is 30 business days after the later of the effective date of the fundamental change and the date we give notice of the consummation of the fundamental change. We will repurchase the Notes for an amount of cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, including contingent interest, if any, to the date of repurchase.

"Fundamental change" means the occurrence of one or more of the following events:

  (i)
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), directly or indirectly, of all or substantially all of our assets to any person or Group other than a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets that falls within the description contained in clause (ii) below;

  (ii)
  there occurs any transaction or event or any series of transactions or events (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive stock, other securities, other property, assets or cash, unless either:

  (A)
  the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction, "beneficially own," directly or indirectly, immediately after such transaction, shares of the surviving or continuing corporation's voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or continuing corporation; or

    (B)
    at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such transaction consists of common stock, ordinary shares or American Depository Shares, and any associated rights, traded on a U.S. national securities exchange or an established automated over-the-counter trading market in the United States or quoted on the NASDAQ Global Select Market (or that will be so traded or quoted when issued or exchanged in connection with such transaction);

  (iii)
  the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution, whether or not otherwise in compliance with the provisions of the indenture;

  (iv)
  any person or Group shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding voting stock;

  (v)
  the first day on which a majority of the members of our Board of Directors are not continuing directors; or

  (vi)
  our common stock ceases to be listed on a United States national or regional securities exchange or is not approved for trading on an established automated over-the-counter trading market in the United States.

The definition of "fundamental change" includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Notes to require us to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets to another person or Group may be uncertain.

"Continuing directors" means, as of any date of determination, any member of our Board of Directors who:

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was a member of such Board of Directors on the date of the issuance of the Notes, or

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was nominated for election or elected to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board at the time of such nomination or election.

On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the Notes which is to be paid on the date of repurchase.

On or before the fifth business day after the fundamental change, we must mail to the trustee and all holders of the Notes a notice of the occurrence of the fundamental change, stating, among other things:

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the repurchase date;

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the date by which the repurchase right must be exercised;

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the repurchase price for the Notes; and

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the procedures which a holder of the Notes must follow to exercise the repurchase right.

To exercise the repurchase right, the holder of a Note must deliver, on or before the third business day before the fundamental change purchase date, a written notice to us and the trustee of the holder's exercise of the repurchase right. This notice must be accompanied by certificates evidencing the Note or the Notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

The effect of these provisions granting the holders the right to require us to repurchase the Notes upon the occurrence of a fundamental change may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Our ability to pay cash to holders of the Notes following the occurrence of a fundamental change may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors—Risks Related to the Notes—We may not be able to repurchase the Notes when required to and our ability to make cash payments upon conversion may be limited."

Our obligation to make a fundamental change offer will be satisfied if a third party makes the fundamental change offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a fundamental change offer made by us and purchases all the Notes properly tendered and not withdrawn under the fundamental change offer.

If a fundamental change occurs and the holders exercise their rights to require us to repurchase the Notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any repurchase.

The term "beneficial owner" will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that a person shall be deemed to have "beneficial ownership" of all shares of our common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

CONSOLIDATION, MERGER AND SALE OF ASSETS

We may not, without the consent of the holders of any of the Notes, consolidate with, or merge into, any other person or convey, transfer or lease our properties and assets substantially as an entirety to, any other person, unless:

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we are the resulting or surviving corporation, or the successor, transferee or lessee, if other than us, is a corporation organized under the laws of any U.S. jurisdiction and expressly assumes our obligations under the indenture and the Notes by means of a supplemental indenture entered into with the trustee;

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after giving effect to the transaction, no event of default and no event which, with notice or lapse of time, or both, would constitute an event of default, shall have occurred and be continuing; and

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we have delivered to the trustee the opinions and certificates required under the indenture.

Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Sciele Pharma under the indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the Notes.

Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their Notes as described under "—Right to Require Purchase of the Notes Upon a Fundamental Change."

MODIFICATION AND WAIVER

We and the trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the Notes with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no supplemental indenture may, among other things:

  (1)
  change the stated maturity of the principal of, or payment date of any installment of interest (including contingent interest, if any) on, any Note;

  (2)
  reduce the principal amount of, or the rate of interest (including contingent interest, if any) on, any Note;

  (3)
  change the currency in which the principal of any Note or interest is payable;

  (4)
  impair the right to institute suit for the enforcement of any payment on or with respect to any Note when due;

  (5)
  adversely affect the right provided in the indenture to convert any Note;

  (6)
  modify the provisions of the indenture relating to our requirement to repurchase the Notes upon a fundamental change or, at the option of the holders, on specified dates in a manner adverse to the holders of the Notes;

  (7)
  reduce the percentage in principal amount of the outstanding Notes necessary to modify or amend the indenture or to consent to any waiver provided for in the indenture;

  (8)
  waive a default in the payment of principal of, or interest (including contingent interest, if any) on, any Note; or

  (9)
  modify or change the provision of the indenture regarding waiver of past defaults, the provision regarding rights of holders to receive payment and the provision regarding amendment and modifications to the indenture for which consent of the holders is required.

The holders of a majority in principal amount of the outstanding Notes may, on behalf of the holders of all the Notes:

  (1)
  waive compliance by us with restrictive provisions of the indenture other than as provided in the preceding paragraph; and

  (2)
  waive any past default under the indenture and its consequences, except a default in the payment of the principal of or any interest (including contingent interest, if any) on any Note or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected.

Without the consent of any holders of the Notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

  (1)
  to comply with provisions relating to execution of supplemental indentures in connection with the consolidation, merger and sale of assets involving us;

  (2)
  to cure any ambiguity, omission, defect or inconsistency in the indenture;

  (3)
  to make provisions with respect to conversion rights of holders upon certain specified corporate transactions;

  (4)
  to evidence a successor to us and the assumption by the successor of our obligations under the indenture and the Notes;

  (5)
  to increase the conversion rate;

  (6)
  to make any change that does not adversely affect the rights of any holder of the Notes;

  (7)
  to provide the holders of the Notes with any additional rights or benefits; or

  (8)
  to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act.

EVENTS OF DEFAULT

Each of the following is an "event of default:"

  (1)
  a default in the payment of any interest (including contingent interest, if any) upon any of the Notes when due and payable if such default continues for ten business days;

  (2)
  a default in the payment of the principal of the Notes when due, including on a redemption or repurchase date;

  (3)
  a default in payment when due on our or one of our subsidiaries' indebtedness in excess of $5,000,000;

  (4)
  failure by us or any of our subsidiaries to pay when due any final, non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5,000,000, which judgments are not stayed, bonded or discharged within 60 days after their entry;

  (5)
  a default by us in the performance, or breach, of any of our covenants in the Notes or the indenture (other than, in either case, agreements to make the payment or give the notice described in clause (7)) upon receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount of the Notes then outstanding, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

  (6)
  our failure to satisfy our conversion obligation upon exercise of a holder's conversion right in accordance with the provisions set forth in the indenture;

  (7)
  our failure to give notice to you of an occurrence of a fundamental change required under the indenture or failure to make a payment to purchase the Notes tendered following a fundamental change;

  (8)
  if a material portion of any of our or one of our subsidiaries' assets, which assets represent a material portion of our assets on a consolidated basis, is attached, seized, subjected to a writ or distress warrant or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors, and the same is not terminated or dismissed within 30 days thereafter; or

  (9)
  events of bankruptcy, insolvency or reorganization involving us or any of our subsidiaries.

If an event of default described in clauses (1) through (8) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of and accrued and unpaid interest (including contingent interest, if any) on all the Notes to be immediately due and payable. This declaration may be rescinded if the conditions described in the indenture are satisfied. If an event of default of the type referred to in clause (9) occurs, the principal amount of and accrued and unpaid interest (including contingent interest, if any) on the outstanding Notes will automatically become immediately due and payable.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption "—SEC Reporting," and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 60 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the Notes at an annual rate equal to 0.25% of the principal amount of the Notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any Notes. The special interest will accrue on all outstanding Notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 60th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 60th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 60th day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 60th day, the Notes will be subject to acceleration as provided in the immediately preceding paragraph above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided in the immediately preceding paragraph above.

If we elect to pay special interest as the sole remedy for an event of default relating to the failure to comply with reporting obligations in the indenture, which are described below under "—SEC Reporting," and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we will notify all holders of Notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs.

Within 90 days following a default, the trustee must give to the registered holders of the Notes notice of all uncured defaults known to it or, if later, within 15 days after a default is known by the trustee. The trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the best interests of the registered holders, except in the case of a default in the payment of the principal of, or interest (including contingent interest, if any) on, any of the Notes when due or in the payment of any redemption or repurchase obligation.

The holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the Notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, or interest, including contingent interest, if any, when due or the right to convert a Note in accordance with the indenture, no holder may institute a proceeding or pursue any remedy with respect to the indenture or the Notes unless the conditions provided in the indenture have been satisfied, including:

  (1)
  holders of at least 25% in principal amount of the outstanding Notes have requested the trustee to pursue the remedy; and

  (2)
  holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense.

We will be required to deliver to the trustee annually a certificate indicating whether the officers signing the certificate know of any default by us in the performance or observance of any of the terms of the indenture. If the officers know of a default, the certificate must specify the status and nature of all defaults.

DISCHARGE

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding Notes, or if all outstanding Notes have become due and payable, by depositing with the trustee cash sufficient to pay all amounts due and owing on all outstanding Notes and paying all other sums payable under the indenture.

BOOK-ENTRY SYSTEM

The Notes will be issued in the form of global notes held in book-entry form. DTC or its nominee will be the sole registered holder of the Notes for all purposes under the indenture. Owners of beneficial interests in the Notes represented by the global notes will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interests may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the Notes, in accordance with the procedures and practices of DTC. Beneficial owners are holders and are not entitled to any rights under the global notes or the indenture. We and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global notes.

EXCHANGE OF GLOBAL NOTES

The Notes, represented by one or more global notes, may be exchangeable for certificated notes with the same terms only if:

  (1)
  DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

  (2)
  we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

  (3)
  an event of default under the indenture occurs and is continuing.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" for registered participants, and it facilitates the settlement of transactions among its participants in securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including agents, banks, trust companies, clearing corporations and other organizations, some of whom and /or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

GOVERNING LAW

The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

CONCERNING THE TRUSTEE

LaSalle Bank National Association, the trustee under the indenture, currently, and may from time to time in the future, provide banking and other services to us in the ordinary course of their business. If the trustee becomes one of our creditors, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims, as security or otherwise.

CALCULATIONS IN RESPECT OF THE NOTES

We or our agents will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determination of the sale price of our common stock and the amount of any increase in the conversion rate for any Notes converted in connection with a fundamental change. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of Notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

SEC REPORTING

The indenture requires us to provide the trustee with a copy of the reports we must file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act no later than 15 days after the date those reports are required to be filed with the SEC. If we cease to be subject to the reporting requirements of the Securities Exchange Act, we will continue to provide the trustee with the reports we would have had to file with the SEC if we were subject to those reporting requirements no later than the time those reports would have had to be filed with the SEC.

UNCLAIMED MONEY

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest (including contingent interest, if any) on, the Notes remains unclaimed for two years, the trustee and paying agent will return the money to us upon our written request, subject to unclaimed property law. After the trustee or paying agent returns the money to us, holders of Notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

CANCELLATION

All Notes surrendered for payment or purchase by us shall, if surrendered to any person other than the trustee, be delivered to the trustee and shall promptly be cancelled by it in accordance with its customary procedure. We may not issue new Notes to replace Notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

REPLACEMENT OF NOTES

If any mutilated Note is surrendered to the trustee, or we and the trustee receive evidence to our satisfaction of the destruction, loss or theft of any Note, and there is delivered to us and the trustee such security or indemnity as may be required by us and the trustee to save each of us and the trustee harmless, then we will, at the holder's expense, replace such Note with a new Note of like tenor and principal amount.

LISTING AND TRADING

The Notes are a new issue of securities, and there is currently no established trading market for the Notes. An active or liquid market may not develop for the notes or, if developed, may not be maintained. We have not applied, and do not intend to apply, for the listing of the Notes on any securities exchange. Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol "SCRX."

Description of capital stock

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 1,000,000 shares of preferred stock, par value $0.001, of which 400,000 are designated as participating preferred stock. As of March 31, 2007, there were 36,011,617 shares of common stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. The holders of common stock have no cumulative voting rights with respect to the election of directors or any other matter. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock on the record date are entitled to receive, as and when declared by the Board of Directors, dividends out of the funds legally available therefore at such time and in such amounts as the Board of Directors may from time to time determine.

Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of common stock are entitled to share ratably, in proportion to the number of shares of common stock held, all the assets remaining after distribution or payment of the full preferential amounts due to the holders of the outstanding shares of preferred stock, if any. Holders of common stock are not entitled to preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

Under our restated certificate of incorporation, our Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock may have the effect of delaying, deferring or preventing a fundamental change of the Company, which could have a depressive effect on the market price of our common stock. We have no present plans to issue any shares of preferred stock.

DESCRIPTION OF STOCKHOLDER RIGHTS PLAN

We have adopted a stockholder rights plan, or the Plan, designed to protect our stockholders from coercive or unfair takeover techniques that could deny the stockholders the opportunities to realize the full value of their investment. The Plan was adopted for precautionary purposes only, so as to protect the rights of our stockholders and not in response to any known takeover proposal. This is only a summary, and you should read the Plan materials for more information and details.

Under the Plan, we issued a dividend of one right to purchase a fraction of a share of a newly created class of participating preferred stock for each share of common stock outstanding at the close of business July 26, 2002, which we refer to as a Right or collectively, the Rights. The Rights, which expire on July 26, 2012, may be exercised only if certain conditions are met, such as an acquisition, or the announcement of a tender offer, the consummation of which would result in the acquisition of 15% or more of the Company's common stock by a person or an affiliated group. If such conditions are met and the Plan is triggered, each Right allows the holder to purchase a number of shares of our common or preferred stock having an aggregate market price equal to twice the market value of the exercise price per Right.

The Rights have substantial anti-takeover effects but do not prevent a takeover of us and should not interfere with a transaction that is in the best interests of us and our stockholders. The Rights may substantially dilute a person or affiliated group that acquires 15% or more of our outstanding shares of common stock unless (i) we first redeem the Rights or (ii) our Board of Directors approves the acquisition.

In connection with the participating preferred stock issuable under the Plan, the holders of such stock have preferential rights with respect to dividends, which rights are cumulative. So long as shares of participating preferred stock are outstanding, our Board of Directors may not declare, pay or set aside a dividend for the common stock or any other stock ranking junior to the participating preferred stock. The Board of Directors may also not redeem, purchase or otherwise acquire for consideration any common stock or stock ranking junior to the participating preferred stock unless the full cumulative dividends, if any, on all outstanding shares of participating preferred stock have been or are contemporaneously paid. In the event of a merger, consolidation, reclassification or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then the shares of participating preferred stock shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of a "reference package" would be entitled to receive as a result of such transaction. In the event of a liquidation, dissolution or winding up, the holders of shares of participating preferred stock shall be entitled to be paid the distribution out of the assets available for distribution prior to any distribution or payment to the holders of common stock or any other capital stock ranking junior to the participating preferred stock. If the assets available for distribution are insufficient to pay in full the amounts the holders of shares of participating preferred stock would be entitled, the holders of the shares of participating preferred stock and any class or series of preferred stock ranking on parity with the participating preferred stock shall distribute the assets available ratably. A "reference package" means 100 shares of common stock, as such amount may be increased or decreased as a result of a declaration of a dividend of common stock or a combination of any common stock into a smaller number of shares.

The holders of participating preferred stock are entitled to vote each whole share of participating preferred stock as a class with the capital stock comprising part of the reference package. The holder of a share of participating preferred stock shall have the number of votes that a holder of the reference package would have.

ANTI-TAKEOVER LAWS AND CHARTER PROVISIONS

We are subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder unless:

–>
prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

–>
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

–>
on or subsequent to such date, the business combination is approved by the Board of Directors and is authorized at an annual or special meeting of the stockholders, and not be written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Material U.S. federal income tax consequences

GENERAL

The following is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Notes, and where noted, the common stock issuable upon conversion of the Notes. All references to "holders" (including U S. Holders and Non-U.S. Holders) are to beneficial owners of the Notes. The discussion below deals only with the Notes held as capital assets and does not purport to deal with persons in special tax situations, including, for example, financial institutions, insurance companies, S-Corporations, REITS, regulated investment companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, tax exempt entities, persons holding the Notes in a tax-deferred or tax-advantaged account, or persons holding the Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It is also limited to holders of the Notes who acquire the Notes at their original issuance pursuant to this prospectus and at the issue price (as defined below).

Except where specifically indicated below, we do not address all of the tax consequences that may be relevant to a holder. In particular, we do not address:

–>
the U.S. federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of Notes;

–>
the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of Notes;

–>
U.S. Holders who hold the Notes whose functional currency is not the U.S. dollar; or

–>
any state, local or foreign tax consequences of the purchase, ownership or disposition of Notes.

Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of the U.S. tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws or any other taxing jurisdiction.

In addition, if a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status the status of the partner and upon the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of the Notes.

This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes) or possible differing interpretations. No statutory or judicial authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the U.S. federal income tax consequences discussed below. Because the tax treatment of the Notes under the regulations governing contingent payment debt instruments (which we refer to as CPDI regulations) is uncertain, no assurance can be given that the Internal Revenue Service will not assert that the Notes should be treated differently. Different treatment could materially affect the amount, timing and character of income, gain or loss in respect of the Notes.

We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Notes and our common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws, federal estate tax laws, and the possible effects of changes in U.S. federal or other tax laws.

Classification of the Notes

We have been advised by our counsel that the Notes will be treated as indebtedness for U.S. federal income tax purposes and that the Notes will be subject to the special CPDI regulations. Moreover, pursuant to the terms of the indenture, we and each holder of the Notes agree, for U.S. federal income tax purposes, to treat the Notes as debt instruments that are subject to the CPDI regulations with a "comparable yield" calculated in the manner described below.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a "U.S. Holder". A "U.S. Holder" is a beneficial owner of the Notes (or our common stock acquired upon conversion of a note) that for U.S. federal income tax purposes is:

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an individual citizen or resident of the United States,

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a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof,

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an estate if its income is subject to U.S. federal income taxation regardless of its source, or

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a trust (1) that is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Accrual of Interest on the Notes

Pursuant to the CPDI regulations, U.S. Holders will be required to accrue interest income on the Notes, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders generally will be required to include interest in taxable income in each year in excess of any interest payments (whether fixed or contingent) actually received in that year.

The CPDI regulations provide that a U.S. Holder must accrue an amount of interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the Notes that equals:

  (1)
  the product of (i) the adjusted issue price (as defined below) of the Notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the Notes, adjusted for the length of the accrual period;

  (2)
  divided by the number of days in the accrual period; and

  (3)
  multiplied by the number of days during the accrual period that the U.S. Holder held the Notes.

The issue price of the Notes is the first price at which a substantial amount of the Notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a Note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by previous noncontingent interest payments and the projected amount of any contingent payments previously made with respect to the Notes (without regard to the actual amount paid).

The term "comparable yield" means the annual yield we would pay as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the Notes. We have determined that the comparable yield for the Notes is an annual rate of             %, compounded semiannually. The precise manner of calculating the comparable yield, however, is not entirely clear. Therefore, no assurance can be given that the IRS will not assert that the correct comparable rate yield for the Notes is a materially different rate.

The CPDI regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the Notes. These payments set forth on the schedule must produce a total return on the Notes equal to the comparable yield. The projected payment schedule includes both noncontingent interest payments and estimated payments of contingent interest, as well as an estimate for a payment at maturity taking into account the fair market value of the common stock that might be paid upon a conversion of the Notes.

Pursuant to the terms of the indenture, each holder of the Notes has agreed to use the comparable yield and the schedule of projected payments as described above in determining its interest accruals, and the adjustments thereto described below, in respect of the Notes. This comparable yield and the schedule of projected payments will be set forth in the indenture. You may also obtain the projected payment schedule by submitting a written request for such information to the address set forth under "Where You Can Find More Information."

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a holder's interest accruals and adjustments thereof in respect of the Notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the Notes.

Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Internal Revenue Code.

Adjustments to Interest Accruals on the Notes

If, during any taxable year, a U.S. Holder receives actual payments with respect to the Notes that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The projected payment schedule includes amounts attributable to the stated semiannual cash interest payable on the Notes. Accordingly, the receipt of the stated semiannual cash interest payments will not be separately taxable to U.S. Holders. The U.S. Holder will treat a net positive adjustment as additional interest income. For this purpose, the payments in a taxable year include the fair market value of our common stock received upon conversion of the Notes in that year.

If a U.S. Holder receives in a taxable year actual payments with respect to the Notes that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the Notes for that taxable year, and (b) to the extent of any excess after the application of (a) give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the Notes during prior taxable years, reduced by the amount (if any) such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amount described in (a) and (b) will be carried forward, as a negative adjustment to offset future interest income in respect of the Notes or to reduce the amount realized on a sale, exchange or retirement of the Notes. A net negative adjustment is not subject to the two-percent floor on miscellaneous itemized deductions.

Sale, Exchange, Conversion or Redemption

Upon the sale, exchange, conversion or redemption of a Note, a U.S. Holder generally will recognize gain or loss. As described above, our calculation of the comparable yield and the schedule of projected payments for the Notes include the receipt of stock upon conversion as a contingent payment with respect to the Notes. Accordingly, we intend to treat the receipt of our common stock by a U.S. Holder upon the conversion of a Note as a payment under the CPDI regulations. As described above, holders agree to be bound by our determination of the Comparable yield and the schedule of projected payments. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of our common stock received, and (b) the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will generally be equal to the U.S. Holder's original purchase price for the Note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by previous noncontingent interest payments and the amount of any projected contingent payments that have been previously scheduled to be made in respect of the Note (without regard to the actual amount paid). Gain recognized upon a sale, exchange, conversion or redemption of a Note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income reduced by the amount (if any) such interest was offset by prior net negative adjustments, and thereafter, capital loss (which will be long-term if the Note is held for more than one year). The deductibility of net capital losses is subject to limitations.

A U.S. Holder's tax basis in our common stock received upon a conversion of a Note will equal the then current fair market value of such common stock. The U.S. Holder's holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

The conversion rate is subject to adjustment under specified circumstances. A change in conversion rate that allows holders to receive more shares of common stock on conversion may be treated as a taxable dividend to U.S. Holders, notwithstanding the fact that the holder does not receive a cash payment. A taxable constructive dividend would result, for example, if the conversion rate is adjusted to compensate holders for distributions of cash or property to our stockholders. In addition, if an event occurs that increases the interests of holders and the conversion rate is not adjusted, the resulting increase in proportionate interest of the holders of Notes could be treated as a taxable dividend to the U.S. Holders. On the other hand, a change in the conversion rate could simply prevent the dilution of the holders' interests upon a stock split or other change in capital structure and generally would not be treated as a constructive stock dividend.

Although there is no judicial authority directly on point, the IRS may take the position that a constructive dividend with respect to the Notes would not be eligible for a dividends-received deduction or the preferential tax rates applicable to dividends (discussed below). Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property as described below under "Dividends on Common Stock." Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of such adjustments.

Dividends on Common Stock

If, after a U.S. Holder converts a Note into our common stock, we make distributions on our common stock, the distributions will constitute taxable dividends to the holder to the extent it is paid from our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that the U.S. Holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder's tax basis in the shares of common stock. Any such distributions in excess of the U.S. Holder's tax basis in the shares of common stock will generally be treated as capital gain. Subject to applicable limitations, eligible dividends received by a non-corporate U.S. Holder prior to December 31, 2010 will be subject to tax at the same rate applicable to long-term capital gain. Also, subject to applicable limitations, distributions on our common stock constituting dividends paid to holders that are United States corporations will qualify for the dividends received deduction.

Sale of Common Stock

A U.S. Holder generally will recognize capital gain or loss on a sale or exchange of our common stock. The U.S. Holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's tax basis in the common stock, which will generally be the fair market value of the common stock at the time of the conversion. The proceeds received by a U.S. Holder will include the amount of any cash and the fair market value of any other property received for the common stock. The gain or loss recognized by a U.S. Holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder's holding period for the common stock is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Backup Withholding Tax and Information Reporting

Payments of principal, premium, if any, and interest (including original issue discount and a payment in common stock pursuant to a conversion of a Note) on the Notes, dividends on our common stock and the proceeds of dispositions of a Note and common stock generally will be subject to information reporting, and, if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information or certification requirements, U.S. federal backup withholding tax. Any amounts so withheld will be allowable as a credit against such U.S. Holder's U.S. federal income tax liability.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of the Notes or shares of our common stock. The term "Non-U.S. Holder" means a beneficial owner of a Note or shares of our common stock that is not a U.S. Holder.

Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments With Respect to the Notes

All payments on the Notes made to a Non-U.S. Holder, including payments of stated interest, payments of contingent interest, payments of special interest, a payment in common stock pursuant to a conversion, and any gain realized on a sale or exchange of the Notes, will be exempt from U.S. income or withholding tax (except possibly with respect to a prior deemed dividend) provided that:

  (1)
  such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

  (2)
  the beneficial owner of a Note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements;

  (3)
  such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (or, where a tax treaty applies, are attributable to a U.S. permanent establishment); and

  (4)
  the Non-U.S. Holder of the Note is not a bank receiving interest subject to section 881(c)(3)(A) of the Code.

If a Non-U.S. Holder of the Notes is engaged in a trade or business in the United States (or, if a tax treaty applies, if the Non-U.S. Holder maintains a permanent establishment within the United States), and if interest on the Notes is effectively connected with the conduct of such trade or business (or if a treaty applies, or that permanent establishment), the Non-U.S. Holder will generally be subject to U.S. federal income tax on interest and on any gain realized on the sale, exchange, conversion or redemption of the Notes in the same manner as if it were a U.S. Holder (and, in the case of a Non-U.S. Holder that is taxable as a corporation, may be subject to a 30% (or lesser applicable treaty rate) branch profits tax). In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

Payments on Common Stock and Constructive Dividends

Any dividends paid to a Non-U.S. Holder with respect to the shares of our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of our common stock to be issued upon conversion, see "Constructive Dividends" above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. We intend to withhold federal income tax with respect to any deemed dividends on the Notes from cash payments of interest and payments in redemption or conversion of the Notes. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, generally are not subject to the 30% withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable rates (and, in the case of a Non-U.S. Holder that is taxable as a corporation, may be subject to 30% (or lesser applicable treaty rate) branch profits tax). Such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding tax.

Sale, Exchange or Redemption of Notes or Shares of Common Stock

Any gain realized upon the sale, exchange, redemption or other disposition of the Notes (other than gain attributable to accrued contingent interest payments) or of a share of our common stock generally will not be subject to U.S. federal income tax unless:

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That gain is effectively connected with the, conduct of a trade or business in the United States by the Non-U.S. Holder,

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The Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

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We are or have been a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the disposition of our common stock or the Non-U.S. Holder's holding period in such common stock, whichever period is shorter, and our common stock is not traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or our common stock is so traded and the holder owns or has owned (directly or indirectly) more than five percent of our outstanding Notes or more than five percent of our outstanding common stock.

If a Non-U.S. Holder of our common stock is engaged in a trade or business in the United States, and the holding of such common stock is effectively connected with its conduct of such trade or business, the Non-U.S. Holder will generally be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of the common stock in the same manner as if it were a U.S. Holder. In addition, a Non-U.S. Holder that is taxable as a corporation may be subject to a branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, on its earnings that are effectively connected with its conduct of a trade or business in the United States.

We do not believe that we are or have been a U.S. real property holding corporation, and we do not anticipate becoming a U.S. real property holding corporation. However, no assurance can be given that we will not become a U.S. real property holding corporation. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

Backup Withholding Tax

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments made by us with respect to the Notes or our common stock if the Non-U.S. Holder has provided us with an IRS Form W-8BEN or IRS Form W8ECI described above and we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the disposition of the Notes or our common stock made within the United States or conducted through certain U.S. financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption. Any amounts so withheld will be allowed as a credit against a holder's United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

Underwriting

We are offering the Notes described in this prospectus through the underwriters named below. UBS Securities LLC is the representative of the underwriters. We have entered into an underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the principal amount of Notes listed next to its name in the following table.

Underwriters	Principal amount

UBS Securities LLC	$
Thomas Weisel Partners LLC

Total		$250,000,000

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an aggregate of $37,500,000 principal amount of the Notes at the offering price listed on the cover page of this prospectus, less the underwriting discount payable by us, as set forth on the cover page of this prospectus. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 13 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase an additional principal amount of the Notes approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Notes sold by the underwriters to the public will be initially offered at the offering price set forth on the cover of this prospectus. Any Notes sold by the underwriters to securities dealers may be sold at a discount of up to    % of the principal amount of the Notes. Any of these securities dealers may resell any Notes purchased from the underwriters to other brokers or dealers at a discount of up to    % of the principal amount of the Notes. Sales of Notes made outside of the US may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the Notes at the price and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per Note and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional $37,500,000 principal amount of the Notes.

	Per note	No exercise	Full exercise

Offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $1.27 million.

NO SALES OF SIMILAR SECURITIES

We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons, for a period of 90 days from the date of the underwriting agreement, will not, without the prior written consent of UBS Securities LLC offer, sell, sell short or otherwise dispose of, or file (or participate in the filing of) a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any shares of capital stock of the Company or any securities convertible or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, directly or indirectly, other than (i) shares of common stock disposed of as bona fide gifts, (ii) transfers incident to estate planning matters, including transfers of shares of common stock to one or more trusts for the benefit of the officer or director or members of such person's family and (iii) testamentary transfers and other transfers of shares of common stock made pursuant to the laws of descent and distribution, provided, however, that in the case of any transfer, distribution or disposition pursuant to clause (i), (ii) or (iii) each donee, distributee or disposition recipient shall agree to be bound by the foregoing restrictions, (iv) the sale of shares of common stock during the lock-up period pursuant to existing 10b5-1 plans and (v) the surrender or sales of common stock by our officers solely to cover the amount due as withholding taxes upon the vesting of shares of restricted stock or restricted stock units during the lock-up period. At any time and without public notice, UBS Securities LLC may, in their sole discretion, release some or all of the securities from these lock-up agreements.

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

PRICE STABILIZATION AND SHORT POSITIONS

Until the distribution of the Notes is completed, SEC rules may limit the underwriters from bidding for and purchasing the Notes and our common stock. However, the underwriters may make bids for or purchases of the Notes or shares of our common stock for the purpose of pegging, fixing or maintaining the price of the Notes or common stock, so long as stabilizing bids do not exceed a specified maximum. If the underwriters create a short position in the Notes in connection with the offering, i.e., if it sells more Notes than are listed on the cover page of this prospectus, the underwriters may reduce that short position by purchasing Notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of such purchases.

The transactions above may occur on the NASDAQ Global Select Market or otherwise. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of the Notes or our common stock. If these transactions are commenced, they may be discontinued without notice at any time.

LISTING

We do not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the Notes after completion of this offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot predict whether an active trading market for the Notes will develop or, if such market develops, how liquid it will be. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. Even if an active trading market develops, the Notes could trade at prices that may be lower than the initial offering price of the Notes, or the holders could experience difficulty or an inability to resell the Notes. Whether or not the Notes will trade at lower prices depends on many factors, including:

–>
prevailing interest rates and the market for similar securities;

–>
general economic conditions; and

–>
our financial condition, historic financial performance and future prospects.

AFFILIATIONS

In the ordinary course of business, the underwriters and their affiliates have in the past and may in the future engage in investment banking or other transactions of financial nature with us, including the provision of certain advisory services to us, for which they have received, and may in the future receive, customary compensation. On September 18, 2006, we entered into a credit agreement, as borrower, with UBS Securities LLC and LaSalle Bank National Association, as joint lead arrangers, UBS AG, Stamford Branch, as administrative agent, and various other lenders. Additionally, in connection with this offering, we will agree with UBS Securities LLC and the other lenders party to the credit agreement to waive certain restrictions on debt incurrence under the credit agreement in order to permit this offering.

SELLING RESTRICTIONS

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a "Relevant Member State") an offer to the public of any Notes which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average or at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall result in a requirement for the publication by Sciele Pharma, Inc. or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase any Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriters represent and warrant that:

–>
they have not made or will not make an offer of Notes to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (the "FSMA") except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (the "FSA");

–>
they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the Company; and

–>
they have complied with, and will comply with all applicable provisions of FSMA with respect to anything done by them in relation to the Notes in, from or otherwise involving the United Kingdom.

ELECTRONIC DISTRIBUTION

This prospectus may be made available in electronic format on websites maintained by the underwriters participating in this offering and the underwriters participating in this offering may distribute such prospectus electronically. The underwriters may allocate a number of Notes for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the websites maintained by the underwriters is not intended to be part of this prospectus.

Legal matters

Paul, Hastings, Janofsky & Walker LLP, Atlanta, Georgia, will opine as to the validity of the Notes and the common stock issuable upon conversion of the Notes for us, and the validity of the Notes and certain legal matters will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.

Experts

The financial statements and schedule as of and for the years ended December 31, 2005 and 2006 incorporated by reference in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports, and are incorporated by reference in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The consolidated statements of operations, stockholders' equity, and cash flows of the Company for the year ended December 31, 2004 and the consolidated financial statement schedule of the Company as of and for the year ended December 31, 2004 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and obtain a copy of any document we file with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Our filings with the SEC are also available to the public from the SEC's website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information.

Information incorporated by reference

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent "furnished" and not "filed") and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  (1)
  Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on February 28, 2007;

  (2)
  All information in our proxy statement filed with the SEC on March 13, 2007 to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2006;

  (3)
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on April 27, 2007;

  (4)
  Report on Form 8-K dated April 18, 2007, filed on April 19, 2007;

  (5)
  Report on Form 8-K dated April 24, 2007, filed on April 27, 2007.

The documents listed above (excluding the exhibits attached thereto unless those exhibits are specifically incorporated by reference into those documents) may be obtained free of charge by each person to whom a copy of this prospectus is delivered, upon request, by contacting us at Sciele Pharma, Inc., 5 Concourse Parkway, Suite 1800, Atlanta, Georgia 30328, Attention: Investor Relations, telephone number (770) 442-9707.

PROSPECTUS May    , 2007

$250,000,000

Sciele Pharma, Inc.

       % Contingent Convertible Senior
Notes due 2027

Joint Book-Running Managers

UBS Investment Bank	Thomas Weisel Partners LLC

Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our Notes, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of the securities means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Notes and common stock being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration Fee	$10,000
Legal Fees and Expenses	800,000
Accounting Fees and Expenses	300,000
Transfer Agent and Registrar Fees	10,000
Printing and Engraving Expenses	100,000
Miscellaneous	50,000

Total	$1,270,000

ITEM 15.    INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        Our restated certificate of incorporation provides generally for indemnification of our officers and directors to the fullest extent authorized by the General Corporation Law of the State of Delaware. Pursuant to Section 145 of the General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, the corporation has the power to purchase and maintain insurance for such person. The statute also expressly provides that the power to indemnify that it authorizes is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        As permitted by Section 102 of the General Corporation Law, our stockholders have approved and incorporated provisions into our restated certificate of incorporation eliminating a director's personal liability for monetary damages to us and our stockholders arising from a breach of a director's fiduciary duty, except for Section 174 of the General Corporation Law or liability for any breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, under the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any suit or proceeding) is asserted by a director, officer or controlling person of ours in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.    EXHIBITS.

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement
2.1
Agreement and Plan of Merger dated as of April 24, 2007, by and among the Company, SP Acquisition Corp., Alliant Pharmaceuticals, Inc., the shareholders of Alliant Pharmaceuticals, Inc. and John N. Kapoor, as Shareholder Representative (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 24, 2007 and filed with the Commission on April 27, 2007)
4.4	Form of Indenture
4.5	Form of % Contingent Senior Note due 2027 (see exhibit 4.4)
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting firm
25.1	Statement of Eligibility of Trustee

ITEM 17.    UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

    The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8)
The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 7th day of May, 2007.

Sciele Pharma, Inc.
By:	/s/ PATRICK P. FOURTEAU Patrick P. Fourteau Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Patrick P. Fourteau and Darrell Borne, and each of them his or her true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including a registration statement filed pursuant to Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ PATRICK P. FOURTEAU Patrick P. Fourteau	Director, Chief Executive Officer and President (principal executive officer)	May 7, 2007
/s/ DARRELL BORNE Darrell Borne	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (principal financial and accounting officer)	May 7, 2007
/s/ PIERRE LAPALME Pierre Lapalme	Chairman of the Board	May 7, 2007
/s/ JERRY N. ELLIS Jerry N. Ellis	Director	May 7, 2007
/s/ JERRY C. GRIFFIN, M.D. Jerry C. Griffin, M.D.	Director	May 7, 2007
/s/ WILLIAM J. ROBINSON William J. Robinson	Director	May 7, 2007
/s/ JON S. SAXE Jon S. Saxe	Director	May 7, 2007
/s/ PATRICK J. ZENNER Patrick J. Zenner	Director	May 7, 2007

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement
2.1
Agreement and Plan of Merger dated as of April 24, 2007, by and among the Company, SP Acquisition Corp., Alliant Pharmaceuticals, Inc., the shareholders of Alliant Pharmaceuticals, Inc. and John N. Kapoor, as Shareholder Representative (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 24, 2007 and filed with the Commission on April 27, 2007)
4.4	Form of Indenture
4.5	Form of % Contingent Senior Note due 2027 (see exhibit 4.4)
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting firm
25.1	Statement of Eligibility of Trustee

QuickLinks

  TABLE OF CONTENTS
  Prospectus summary
  BUSINESS OVERVIEW
  STRATEGY
  OUR PRODUCTS
  RECENT DEVELOPMENTS
  COMPANY INFORMATION
  The offering
  Summary consolidated financial data
  Ratio of Earnings to Fixed Charges
  Risk factors
  RISKS RELATED TO OUR BUSINESS
  Pohl-Boskamp can terminate our rights to Nitrolingual Pumpspray.
  There can be no assurance that the acquisition of Alliant will be consummated.
  Our business prospects depend upon our successful integration of Alliant.
  We may incur charges for intangible asset impairment.
  We rely on data obtained from IMS which could be inaccurate.
  The incurrence of debt could reduce our growth and profitability.
  We are subject to risks associated with taxation in multiple jurisdictions.
  RISKS RELATED TO THE NOTES AND THE OFFERING
  RISKS RELATED TO OUR COMMON STOCK
  Forward-looking statements
  Use of proceeds
  Capitalization
  Market for our common stock and dividends
  Dividend policy
  Description of other indebtedness
  UBS CREDIT FACILITY
  2006 NOTES
  Description of the Notes
  GENERAL
  CONTINGENT INTEREST
  CONVERSION RIGHTS
  ADJUSTMENT TO THE CONVERSION RATE UPON THE OCCURRENCE OF CERTAIN FUNDAMENTAL CHANGES
  RANKING OF THE NOTES
  OPTIONAL REDEMPTION OF THE NOTES
  REPURCHASE OF THE NOTES AT THE OPTION OF THE HOLDER
  MANDATORY REDEMPTION
  RIGHT TO REQUIRE PURCHASE OF THE NOTES UPON A FUNDAMENTAL CHANGE
  CONSOLIDATION, MERGER AND SALE OF ASSETS
  MODIFICATION AND WAIVER
  EVENTS OF DEFAULT
  DISCHARGE
  BOOK-ENTRY SYSTEM
  EXCHANGE OF GLOBAL NOTES
  GOVERNING LAW
  CONCERNING THE TRUSTEE
  CALCULATIONS IN RESPECT OF THE NOTES
  SEC REPORTING
  UNCLAIMED MONEY
  CANCELLATION
  REPLACEMENT OF NOTES
  LISTING AND TRADING
  Description of capital stock
  Material U.S. federal income tax consequences
  GENERAL
  Underwriting
  Legal matters
  Experts
  Where you can find more information
  Information incorporated by reference
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS